[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is treated by the Registrant as private or confidential.

Exhibit 10.2

RESEARCH COLLABORATION

AND

LICENSE AGREEMENT

by and between

AMGEN INC.

and

RBNC THERAPEUTICS, INC.

Dated as of September 10, 2021

RESEARCH COLLABORATION AND LICENSE AGREEMENT

This RESEARCH COLLABORATION AND LICENSE AGREEMENT (this “Agreement”) is entered into as of September 10, 2021 (the “Execution Date”) is by and between Amgen Inc., a Delaware corporation having an address at One Amgen Center Drive, Thousand Oaks, California 91320, USA (“Amgen”) and RBNC Therapeutics, Inc., a Delaware corporation having an address at 1700 Owens Street, #535, San Francisco, California 94158, USA (“RBNC”). Amgen and RBNC are each hereafter referred to individually as a “Party” and together as the “Parties”.

WHEREAS, RBNC is intending to conduct research, development, manufacturing and commercialization of pharmaceutical products in the CNS Field (as defined herein);

WHEREAS, Amgen, together with its Affiliates, has world-leading expertise in analyzing and understanding the human genome and proteome, including through the use of its proprietary bioinformatics technology, which can accelerate the research and development of pharmaceutical products in the CNS Field;

WHEREAS, the Parties want to collaborate in certain aspects of the research and development of therapeutics (and diagnostics intended for use in connection with such therapeutics) in the CNS Field;

WHEREAS, simultaneously with the execution of this Agreement, the Parties are entering into the Exclusive License Agreement for Ck1d and the Exclusive License Agreement for GCase, collectively, the “Exclusive License Agreements”; and

WHEREAS, simultaneously with the execution of this Agreement, the Parties are also entering into that certain Series A-2 Preferred Stock Purchase Agreement (the “Purchase Agreement”), that certain Stock Issuance Agreement, that certain Voting Rights Letter Agreement, and that certain Letter Agreement (collectively, the “Equity Agreements”); and

WHEREAS, in connection with the transactions contemplated hereby and by the Exclusive License Agreements, and pursuant to the Equity Agreements, RBNC will issue to Amgen certain shares of Series A-2 Preferred Stock (as defined below) and Amgen shall purchase certain additional shares of Series A-2 Preferred Stock (such transactions, issuance of shares and purchase of shares, collectively the “Transaction”)

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1 DEFINITIONS

All references to particular Exhibits, Articles or Sections mean the Exhibits to, and Articles and Sections of, this Agreement, unless otherwise specified. For the purposes of this Agreement and the Exhibits and Appendices hereto, the following words and phrases have the following meanings:

Section 1.1 “Abandoned Patent Right” has the meaning set forth in Section 7.1.4(c).

Section 1.2 “Active Program” means any research, development or commercialization activities by RBNC or its Affiliates intended to advance and obtain the regulatory approval of and commercialize a Collaboration Derived Product for the treatment of a CNS Disease in which [***]. For clarity, [***].

Section 1.3 “Active Target” means any target that is [***] a Collaboration Derived Product (for which RBNC or its Affiliate has an Active Program) as such Collaboration Derived Product’s [***].

Section 1.4 “Affiliate” means, with respect to any Person, any other Person that, directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, for as long as such control exists. For purposes of this Section, “control” means the direct or indirect ownership of fifty percent (50%) or more of the voting or economic interest of a Person, or the power either directly or indirectly through one or more intermediaries, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of a Person. For clarity, once a Person ceases to be an Affiliate of a Party, then, without any further action, such Person shall cease to have any rights, including license and sublicense rights, under this Agreement by reason of being an Affiliate of such Party.

Section 1.5 “Agreement” has the meaning set forth in the Preamble.

Section 1.6 “Amgen” has the meaning set forth in the Preamble.

Section 1.7 “Amgen Acquiree” has the meaning set forth in Section 13.9.

Section 1.8 “Amgen Acquisition” has the meaning set forth in Section 13.9.

Section 1.9 “Amgen Collaboration IP” means (a) Amgen Collaboration Patents, (b) Amgen’s interest in the Joint Collaboration Patents and Joint Inventions and (c) the Amgen Collaboration Know-How.

Section 1.10 “Amgen Collaboration Know-How” means any and all Know-How Controlled by Amgen or its Affiliates and generated in the performance of the Collaboration Activities but excluding (i) any Know-How that is a modification of or improvement to the Amgen Platform Technology, and (ii) any Joint Inventions.

Section 1.11 “Amgen Collaboration Patents” means the Patent Rights Controlled by Amgen or its Affiliates that claim Amgen Collaboration Know-How.

Section 1.12 “Amgen Option Exercise Notice” has the meaning set forth in Section 5.3.2.

Section 1.13 “Amgen ROFN Election Notice” has the meaning set forth in Section 5.4.2.

Section 1.14 “Amgen Exclusivity Period” has the meaning set forth in Section 4.1.2.

Section 1.15 “Amgen Incorporated Ideas” means any Ideas originating from Amgen included in a Project by the JRC after JRC review and approval.

Section 1.16 “Amgen Indemnified Parties” has the meaning set forth in Section 9.1.1.

Section 1.17 “Amgen Platform Technology” means (a) Amgen’s or any of its Affiliates [***] and (b) [***].

Section 1.18 “Anti-Corruption Laws” has the meaning set forth in Section 8.3(b).

Section 1.19 “Background IP” means the Background Know-How and Background Patents. For the avoidance of doubt, Background IP of Amgen includes Patent Rights and Know-How claiming, covering or embodying Amgen Platform Technology, and Background IP of RBNC includes Patent Rights and Know-How claiming, covering or embodying RBNC Platform Technology.

Section 1.20 “Background Know-How” means Know-How (a) owned or controlled by a Party prior to the Effective Date or (b) owned or controlled by such Party during the Term, but not generated in the performance of the Collaboration Activities.

Section 1.21 “Background Patents” means Patent Rights owned or Controlled by a Party that claim Background Know-How of such Party.

Section 1.22 “Calendar Quarter” means a three-month period beginning on January 1st, April 1st, July 1st or October 1st, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January, April, July or October 1st after the Effective Date, and the last Calendar Quarter shall end on the last day of the Term.

Section 1.23 “Calendar Year” means a one-year period beginning on January 1st and ending on December 31st, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31st of the year in which the Effective Date occurs, and the last Calendar Year of the Term shall commence on January 1st of the year in which the Term ends and end on the last day of the Term.

Section 1.24 “Change of Control” means, with respect to specified party: (a) the acquisition, directly or indirectly, by a Person or “group” (whether in a single transaction or multiple transactions) of more than 50% of the voting power of such party or of beneficial ownership of (or the right to acquire such beneficial ownership) of more than 50% of the outstanding equity or convertible securities of such party (including by tender offer or exchange offer); (b) any merger, consolidation, share exchange, business combination, recapitalization, the sale of substantially all assets of, or similar corporate transaction involving such party (whether or not including one or more wholly owned subsidiaries of such party), other than: (i) transactions involving solely such party and one or more Affiliates, on the one hand, and one or more of such party’s Affiliates, on the other hand, and/or (ii) transactions in which the stockholders of such party immediately prior to such transaction hold at least 50% of the voting power of the surviving company or ultimate parent company of the surviving company; or (c) the adoption of a plan relating to the liquidation or dissolution of such party. For purposes of this definition, the terms “group” and “beneficial ownership” shall have the meaning accorded in the U.S. Securities Exchange Act of 1934 and the regulations promulgated thereunder in effect as of the Effective Date.

Section 1.25 “Closing Date” shall mean the date of the Closing as defined in the Purchase Agreement.

Section 1.26 “CNS” means the central nervous system.

Section 1.27 “CNS Diseases” means all diseases, the effects of which manifest primarily in the CNS, regardless of whether the source of the diseases is in the CNS, including, without limitation, [***] (including without limitation, [***], but excluding [***]. For clarity, as used herein, CNS Diseases do not include Non-CNS Diseases.

Section 1.28 “CNS Field” means the Exploitation of therapeutic compounds to treat, ameliorate or prevent CNS Diseases (and Diagnostics to the extent intended for use in connection with such therapeutic compounds).

Section 1.29 “Collaboration Activities” means those activities, whether collaborative or independent, conducted by a Party in performance of a Project after the Project is created by the JRC.

Section 1.30 “Collaboration Derived Product” means any Therapeutic Compound or any pharmaceutical product containing such Therapeutic Compound, the discovery, research or development of which incorporates or uses any Collaboration IP.

Section 1.31 “Collaboration IP” means (a) the Amgen Collaboration IP, (b) the RBNC Collaboration IP and (c) the Joint Collaboration IP.

Section 1.32 “Collaboration Know-How” means any and all Know-How that is both (a) Controlled by a Party (or by the Parties jointly) and (b) generated in the performance of the Collaboration Activities, but excluding any Know-How that is a modification of or improvement to the Amgen Platform Technology or RBNC Platform Technology.

Section 1.33 “Collaboration Milestones” has the meaning set forth in Section 6.1(b)(iii).

Section 1.34 “Collaboration Patents” means Patent Rights Controlled by a Party (or by the Parties jointly) that claim Collaboration Know-How.

Section 1.35 “Commercially Reasonable Efforts” means those efforts and resources commensurate with those efforts [***] in connection with the Exploitation of pharmaceutical products that are of similar development stage and status, taking into account the proprietary position of the product (including intellectual property scope, subject matter and coverage), safety and efficacy, product profile, competitiveness of the marketplace, the regulatory status and approval process, anticipated or approved labeling, present and future market potential, the probable profitability of the applicable product (including pricing and reimbursement status achieved or likely to be achieved) and other relevant factors such as technical, legal, scientific or medical factors. In determining the level of efforts constituting “Commercially Reasonable Efforts” for a Party, the following shall not be taken into account: [***].

Section 1.36 “Competing Program” has the meaning set forth in Section 2.7.

Section 1.37 “Confidential Disclosure Agreement” means that certain Confidential Disclosure Agreement entered into between the Parties as of March 5, 2020, as may be amended from time to time.

Section 1.38 “Confidential Information” has the meaning set forth in Section 11.1.1.

Section 1.39 “Control” or “Controlled” means, with respect to any Know-How, material, Patent Right, or other intellectual property right, the possession (whether by ownership or license) by a Party or its Affiliate of the ability to grant to the other Party a license, sublicense or access as provided herein to such Know-How, material, Patent Right, or other intellectual property right, without violating Laws or the terms of any agreement or other arrangement with any Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such license, sublicense or access, or being obligated to pay any additional royalties or other consideration in connection with such license, sublicense or access, unless the Party that would be receiving such license, sublicense or access agrees to reimburse the other Party for the relevant payments.

Section 1.40 “Critical Matter” means all matters within the purview of the JRC that relate to: (a) [***].

Section 1.41 “deCODE” has the meaning set forth in Section 3.4.

Section 1.42 “Defending Party” has the meaning set forth in Section 7.2(a).

Section 1.43 “Diagnostic” means a diagnostic product [***].

Section 1.44 “Disclosing Party” has the meaning set forth in Section 11.1.1.

Section 1.45 “Dollars” or “$” means U.S. Dollars.

Section 1.46 “Effective Date” has the meaning set forth in Section 12.1.

Section 1.47 “Enforcing Party” has the meaning set forth in Section 7.3.2(b).

Section 1.48 “Equity Agreements” has the meaning set forth in the recitals hereto.

Section 1.49 “Executive Officers” means (a) with respect to RBNC, the [***], and (b) with respect to Amgen, the [***], or in the case of both parties, any other person that such officer designates who has the authority to make decisions on behalf of such respective company, from time to time.

Section 1.50 “Exploit” means to discover, research, develop, make, have made, use, offer for sale, sell, have sold, import, export, or otherwise exploit, or transfer possession of or title in. Cognates of the word “Exploit” shall have correlative meanings.

Section 1.51 “FDA” means the United States Food and Drug Administration or any successor entity thereto.

Section 1.52 “Feasible” means, with respect to a Novel Target, that [***].

Section 1.53 “Feasible for Further Biomarker Development” means, with respect to a Novel Biomarker, that [***].

Section 1.54 “Governmental Authority” means any court, agency, department, authority or other instrumentality of any national, state, county, city or other political subdivision.

Section 1.55 “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C. § 18a).

Section 1.56 “HSR Filing” means a filing by each of Amgen and RBNC with the United States Federal Trade Commission and the United States Department of Justice of a Notification and Report Form for Certain Mergers and Acquisitions (as defined in the HSR Act) with respect to the Transaction together with all required documentary attachments thereto.

Section 1.57 “Human Sample” means any biological material obtained from a natural person, including any tissue, whole blood, blood plasma, blood serum, cerebrospinal fluid, cells, cell lines, bodily fluids, and urine, or any derivative or product of such biological material, collected or otherwise obtained and made available by or on behalf of a Party pursuant to this Agreement for use in a Project.

Section 1.58 “Indemnitee” has the meaning set forth in Section 9.1.3.

Section 1.59 “Indemnitor” has the meaning set forth in Section 9.1.3.

Section 1.60 “Ideas” means ideas, hypotheses, or potential or actual correlations between (i) [***], and (ii) [***].

Section 1.61 “Inventions” has the meaning set forth in Section 7.1.3.

Section 1.62 “IPO” means (1) RBNC’s first underwritten public offering of its common stock under the Securities Act of 1933, as amended or (2) RBNC’s closing of a merger with a publicly listed special purpose acquisition company.

Section 1.63 “Issuing Party” has the meaning set forth in Section 11.2.2.

Section 1.64 “Joint Collaboration IP” means the Joint Collaboration Patents together with the Joint Inventions.

Section 1.65 “Joint Collaboration Patents” has the meaning set forth in Section 7.1.3 (Collaboration IP).

Section 1.66 “Joint Inventions” has the meaning set forth in Section 7.1.3 (Collaboration IP).

Section 1.67 “Joint Research Committee” or “JRC” has the meaning set forth in Section 2.6.1.

Section 1.68 “Know-How” means proprietary techniques, technology, trade secrets, inventions (whether patentable or not), correlations, associations, methods, know-how, data and results and other information.

Section 1.69 “Law” means, individually and collectively, any and all laws, ordinances, rules, directives, administrative circulars and regulations of any kind whatsoever of any Governmental Authority within the applicable jurisdiction, including, but not limited to, Anti-Corruption Laws and those that govern the collection, use, processing, disclosure, and protection of Personal Information, privacy, data security, and data breach notification.

Section 1.70 “Losses” has the meaning set forth in Section 9.1.1.

Section 1.71 “Marketing Approval” means all approvals, licenses, registrations or authorizations of the Regulatory Authority in a country, that are necessary for the manufacture, use, storage, import, marketing and sale (including with respect to pricing and reimbursement) of a Collaboration Derived Product in such country.

Section 1.72 “Materials” has the meaning set forth in Section 3.6.

Section 1.73 “Non-CNS Diseases” means all diseases, the effects of which manifest primarily outside the CNS, regardless of whether the source of the diseases is in the central nervous system, including, without limitation, [***].

Section 1.74 “Non-Publishing Party” has the meaning set forth in Section 11.3.

Section 1.75 “Notice Period” has the meaning set forth in Section 5.4.2.

Section 1.76 “Novel Biomarker” and “Novel Target” mean an association between such biomarker or target, respectively, and detection, progression, or treatment of a specific CNS Disease (e.g. Alzheimer’s, schizophrenia) that was previously unknown (i.e. [***]).

Section 1.77 “Option” has the meaning set forth in Section 5.3.1.

Section 1.78 “Option Negotiation Exclusivity Period” has the meaning set forth in Section 5.3.2.

Section 1.79 “Option Period” has the meaning set forth in Section 5.3.1.

Section 1.80 “Party” and “Parties” has the meaning set forth in the Preamble.

Section 1.81 “Pass-through Costs and Expenses” has the meaning set forth in Section 6.2.

Section 1.82 “Patent Rights” means any provisional and non-provisional patents and patent applications, together with all additions, divisions, continuations, continuations-in-part, substitutions, and reissues claiming priority thereto, and all patents issuing on any of the foregoing patent applications, as well as any re-examinations, extensions, registrations, patent term extensions, supplemental protection certificates, renewals and the like with respect to any of the foregoing and all foreign counterparts thereof.

Section 1.83 “Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

Section 1.84 “Personal Information” means any information that directly or indirectly identifies or can be used to identify an individual, or that relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household, which includes without limitation sensitive or special categories of information inclusive of personal health data.

Section 1.85 “Phase II Clinical Trial” means a preliminary efficacy and safety or dose ranging human clinical study of a pharmaceutical product in the target patient population, as described under 21 C.F.R. §312.21(b) with respect to the United States, or, with respect to a jurisdiction other than the United States, a similar clinical study.

Section 1.86 “Post-Optimization Activities” has the meaning set forth in Section 2.7.

Section 1.87 “Privacy Incident” has the meaning set forth in Section 8.4(e)(iii).

Section 1.88 “Project” has the meaning given to such term in Section 2.4.

Section 1.89 “Publishing Party” has the meaning set forth in Section 11.3.

Section 1.90 “Purchase Agreement” shall have the meaning set forth in the recitals hereto.

Section 1.91 “RBNC” has the meaning set forth in the Preamble.

Section 1.92 “RBNC Collaboration IP” means (a) RBNC Collaboration Patents, (b) RBNC’s interest in the Joint Collaboration Patents and Joint Inventions and (c) RBNC Collaboration Know-How.

Section 1.93 “RBNC Collaboration Patents” means the Patent Rights Controlled by RBNC or its Affiliates that claim RBNC Collaboration Know-How.

Section 1.94 “RBNC Collaboration Know-How” means any and all Know-How Controlled by RBNC or any of its Affiliates and generated in the performance of the Collaboration Activities but excluding (i) any Know-How that is a modification of or improvement to the RBNC Platform Technology, and (ii) any Joint Inventions.

Section 1.95 “RBNC Exclusivity Period” has the meaning set forth in Section 4.1.1.

Section 1.96 “RBNC Incorporated Ideas” means any Ideas originating from RBNC included in a Project by the JRC after JRC review and approval.

Section 1.97 “RBNC Indemnified Parties” has the meaning set forth in Section 9.1.2.

Section 1.98 “RBNC Platform Technology” means RBNC’s [***].

Section 1.99 “Receiving Party” has the meaning set forth in Section 11.1.1.

Section 1.100 “Regulatory Authority” means any Governmental Authority or other authority responsible for granting Marketing Approvals for Collaboration Derived Products, including the FDA and any corresponding national or regional regulatory authorities.

Section 1.101 “Regulatory Filing” means any filing with any Governmental Authority with respect to the research, development, manufacture, distribution, pricing, reimbursement, marketing or sale of a Collaboration Derived Product.

Section 1.102 “Release” has the meaning set forth in Section 11.2.2.

Section 1.103 “Reports” has the meaning set forth in Section 3.3.

Section 1.104 “Representatives” has the meaning set forth in Section 8.3(b).

Section 1.105 “Results” means the results, findings or outcome of, or the conclusions drawn from, a statistical or other analysis or interpretation of data to the extent such result, finding, outcome, or conclusion is generated in the performance of the Collaboration Activities. For clarity, Results do not include any Amgen Platform Technology or RBNC Platform Technology.

Section 1.106 “Reviewing Party” has the meaning set forth in Section 11.2.2.

Section 1.107 “ROFN Negotiation Exclusivity Period” has the meaning set forth in Section 5.4.2.

Section 1.108 “ROFN Period” has the meaning set forth in Section 5.4.1.

Section 1.109 “ROFN Pick” has the meaning set forth in Section 5.5.

Section 1.110 “ROFN Product” means any Therapeutic Compound or any pharmaceutical product containing such Therapeutic Compound (1) the discovery of which incorporates or uses any Collaboration IP or (2) [***].

Section 1.111 “ROFN Trigger” has the meaning set forth in Section 5.4.1.

Section 1.112 “ROFN Trigger Notice” has the meaning set forth in Section 5.4.1.

Section 1.113 “Sale Transaction” has the meaning set forth in Section 13.8.

Section 1.114 “Series A Preferred Stock” means RBNC’s Series A-2 Preferred Stock, $0.0001 par value per share.

Section 1.115 “Sublicensee(s)” means shall mean any Third Party to which a Party has granted a sublicense under this Agreement.

Section 1.116 “Successful Phase II Study Results” means, with respect to a Phase II Clinical Trial in which [***], the final study report from such Phase II Clinical Trial.

Section 1.117 “Term” has the meaning set forth in Section 12.1.

Section 1.118 “Therapeutic Compound” means a therapeutic compound or biologic for use in or by humans that is researched, developed, and/or commercialized by or on behalf or for the account of RBNC or any of its Affiliates or Sublicensees, including any such compounds or biologics that are then divested or out-licensed by RBNC or its Affiliates and any such compounds or biologics which are the subject of collaboration between RBNC or its Affiliates and one or more Third Parties.

Section 1.119 “Therapeutic Compound Activities” means activities directed to identifying compounds or biologics for therapeutic uses, or Diagnostics for use in connection therewith or the Exploitation of such compounds or biologics or Diagnostics in connection therewith, including any therapeutic intervention, development of diagnostics selecting patients for therapeutic interventions, therapeutic compound or biologic identification, therapeutic or biologic compound screening, therapeutic compound or biologic assay development, therapeutic compound or biologic isolation or compound or biologic optimization activities.

Section 1.120 “Third Party” means a Person other than (a) Amgen or any of its Affiliates and (b) RBNC or any of its Affiliates.

Section 1.121 “Third Party Acquirer” has the meaning set forth in Section 13.9.

Section 1.122 “Third Party Claim” has the meaning set forth in Section 9.1.1.

Section 1.123 “Third Party Negotiation Period” has the meaning set forth in Section 5.3.3.

Section 1.124 “Third Party ROFN Negotiation Period” has the meaning set forth in Section 5.4.3.

Section 1.125 “Third Party Transaction” has the meaning set forth in Section 5.3.3.

Section 1.126 “Transaction” has the meaning set forth in the recitals hereto.

Section 1.127 “United States” or “U.S.” means the United States of America, including its territories and possessions (including the District of Columbia and Puerto Rico).

Section 1.128 “Valid Claim” means a claim of any issued and unexpired patent or patent application within the Collaboration IP and that has not been dedicated to the public, disclaimed, abandoned or held invalid or unenforceable by a final decision of a court or governmental agency of competent jurisdiction, which decision can no longer be appealed or was not appealed within the time allowed; provided, however, that if a claim of a pending patent application within the Collaboration IP shall not have issued within [***] years after the earliest filing date from which such claim takes priority, such claim shall not constitute a Valid Claim for the purposes of this Agreement unless and until a Patent Right issues with such claim (from and after which time the same would be deemed a Valid Claim).

Section 1.129 “VAT” has the meaning set forth in Section 6.6.2.

Section 1.130 “Years 1 and 2 Quarterly Collaboration Activity Fees” has the meaning set forth in Section 6.1(a).

ARTICLE 2 RESEARCH COLLABORATION

Section 2.1 Purpose of Collaboration. This Agreement sets forth the terms and conditions under which the Parties will engage collaborative Projects to support and enable RBNC’s efforts to discover drug targets and biomarkers associated with CNS Diseases and to develop novel Therapeutic Compounds and Diagnostics in the CNS Field using human genetics and clinical phenotypes as tools for patient stratification, as may be more specifically explored under each Project.

Section 2.2 CNS Disease Related Ideas. Separate from (and as a precursor to) the Projects, during the Term, Amgen (and its Affiliates) will [***] generate novel Ideas. Subject to the rest of this Section 2.2 and Section 3.7, Amgen will present such Ideas to the JRC for consideration as the focus of a new Project or for potential inclusion within an existing Project. RBNC may also generate Ideas and, subject to the rest of this Section 2.2, present such Ideas to the JRC for consideration as the focus of a new Project or for potential inclusion within an existing Project. Within [***] days after the Effective Date, the JRC shall develop a process for managing the presentation by a Party of Ideas that protects the proprietary nature of such Ideas, if any, prevents contamination with the Background IP of the other Party during the evaluation of a proposed Idea for inclusion within a Project, and protects the proprietary nature of any ongoing work covered only by such other Party’s Background Know-How and not Background Patents, with the goal that the Parties will propose novel Ideas (e.g., such process may involve higher level disclosures of the Idea conceptually followed by more detailed disclosures to specified individuals prior to the acceptance of such Idea by the JRC for inclusion within a Project). Each Party will comply with such process in presenting any Ideas to the JRC, and in no event shall such Party present such Ideas to the JRC until such process is established.

Section 2.3 Projects. During the Term, the Parties, through the JRC, will agree to undertake Projects. Projects may leverage (i) [***], and (ii) each Party’s independently generated Ideas in the CNS Field [***], in each case to enable:

(a)	Drug target discovery in CNS Disease;

(b)	Elucidation of biological mechanisms in CNS Disease;

(c)	Elucidation of biomarkers relevant to the treatment, prevention or amelioration of CNS Diseases;

(d)	Validation of CNS Disease related targets independently identified by RBNC or Amgen or in the scientific literature;

(e)	Assessment of the consequences of engaging a CNS Disease related target; and

(f)	Clinical trial design and stratification support based on genetics analysis for Therapeutic Compound development in the CNS Field.

Section 2.4 Approval of Projects. For use in evaluating and approving a new project, the JRC will develop a project summary that outlines at a high level the information set forth on Exhibit A with respect to such project. Prior to commencing a new project, the JRC will agree on a project plan for such project that includes, at a minimum, the information set forth on Exhibit A and is agreed to in writing by a representative of each Party (each a “Project”).

Section 2.5 Out of Scope Activities. The Parties acknowledge and agree that Projects and Collaboration Activities: (a) will not utilize or incorporate any component of the RBNC Platform Technology unless otherwise agreed by the Parties in writing, (b) may utilize but will not incorporate any Amgen Platform Technology unless otherwise agreed by the Parties in writing, and (c) will not include Therapeutic Compound Activities by either Party. Each Party has the right to conduct Therapeutic Compound Activities separate and apart from a Project and the Collaboration Activities, and for clarity, any Patent Right (that does not claim Collaboration Know-How) or Know-How generated by or on behalf of a Party in the course of conducting Therapeutic Compound [***] shall be included in the Background IP of such Party.

Section 2.6 Project Governance.

2.6.1 Overview. Within [***] days after the Effective Date, the Parties shall establish a joint research committee (the “Joint Research Committee” or the “JRC”) which will manage the progress and direction of the Collaboration Activities and deliverables contemplated under each Project. The JRC may establish a Project specific sub-team or otherwise designate a principle investigator for each Project hereunder that may be tasked with managing the day-to-day performance of each Project, but the JRC would not act to specify which personnel would perform particular Collaboration Activities, which would be decided by the sub-team or principle investigator for a Project.

2.6.2 Joint Research Committee.

(a) Composition. The Joint Research Committee shall be comprised of two (2) named representatives of each Party (or such other number as the Parties may agree). The JRC will be led by two (2) co-chairs, one (1) appointed by each Party. Within [***] days after the Effective Date, each Party shall designate by written notice to the other Party its initial representatives on the JRC. Each Party may replace one or more of its representatives, in its sole discretion, effective upon written notice to the other Party of such change.

(b) Function and Powers of the JRC. The JRC shall, consistent with the terms and conditions set forth in this Agreement:

(i) Discuss, develop, review and approve new Projects, including any Ideas to include as the subject of any Project;

(ii) Discuss, develop, review and approve any material changes to any Project;

(iii) Evaluate Ideas for potential inclusion in a new or existing Project in accordance with Section 2.2;

(iv) Develop a process for evaluating and approving the potential inclusion of Ideas (originating from either Party) into a new or existing Project while protecting against the reasonable contamination and disclosure concerns of the Parties, as contemplated in Section 2.2;

(v) Review progress of the Collaboration Activities and deliverables of the Parties against the expectations for each Project as set forth in the applicable Project plan;

(vi) Determine if any Project is futile and whether such futility can be addressed by amending such Project;

(vii) Monitor and confirm each Party’s performance of Collaboration Activities and provision of deliverables to be provided by such Party in a Project plan;

(viii) Perform any and all tasks and responsibilities that are expressly attributed to the JRC under this Agreement;

(ix) Manage overall Collaboration Activities and allocate resources amongst the active Projects; and

(x) Direct and oversee the operation of any subcommittees established under Section 2.6.2(d), including resolving any disputed matter of such subcommittees.

(c) Meetings. The Joint Research Committee shall meet [***], or as otherwise agreed by the Parties, and such meetings may be conducted by telephone, videoconference or in person as determined by the co-chairs. As appropriate, [***], other employees of the Parties may attend Joint Research Committee meetings as observers, but a Party shall not bring a Third Party to a meeting without the other Party’s prior consent, which consent shall not be unreasonably withheld. Any Third Party permitted to attend such meeting shall be bound by obligations of confidentiality no less stringent that the terms set forth in Article 11 and invention assignment obligations consistent with Section 7.1. Each Party may also call for special meetings of the Joint Research Committee with reasonable prior written notice to the other Party ([***]) to resolve particular matters requested by such Party and within the decision-making responsibility of the Joint Research Committee. Minutes will be kept of all JRC meetings and will reflect material decisions made at such meetings. Meeting minutes will be prepared by the Parties on a rotating basis and sent to each member of the JRC for review and approval promptly following each meeting. Minutes will be deemed approved unless a member of the JRC objects to the accuracy of such minutes within [***] days of receipt, in which case the Parties will promptly resolve such objection. If any objection is not resolved by mutual agreement of the Parties, such minutes will be amended to reflect such unresolved dispute. Each Party shall be responsible for all of its own expenses incurred in connection with participating in all such meetings.

(d) Subcommittees. The JRC may establish and disband subcommittees as deemed necessary by the JRC, including any Project specific subcommittees. Each such subcommittee shall consist of the same number of representatives designated by each Party, which number shall be mutually agreed by the Parties. Each Party shall be free to change its representatives on written notice to the other Party or to send a substitute representative to any subcommittee meeting. Except as expressly provided in this Agreement, no subcommittee shall have the authority to bind the Parties hereunder and each subcommittee shall report to the JRC. Each Party shall be responsible for all of its own expenses incurred in connection with participating in all such meetings. Any matters arising within a subcommittee that are not resolved by members of such subcommittee shall be submitted to the JRC for resolution in accordance with Section 2.6.2(b)(x).

2.6.3 Cooperation. Each Party shall provide the JRC such information as reasonably required under any Project, or as reasonably requested by the other Party and reasonably available, relating to the progress of the goals or performance of activities under such Project.

2.6.4 Decisions. Other than as expressly set forth herein, in order to make any decision required of it hereunder, the JRC must have present (in person, by videoconference or telephonically) at least the co-chair of each Party (or his/her designee for such meeting). Decisions of the JRC shall be by consensus, with each Party having one (1) vote. If the JRC cannot reach consensus on a matter after good faith discussions of the JRC for a period of at least [***] days (whether the matter originated at the JRC or within a subcommittee), the co-chair of either Party may cause such dispute to be referred to the Executive Officers for discussion and resolution. If such lack of consensus cannot be resolved between the Executive Officers within [***] days of such escalation, [***] will have final decision-making authority with respect to [***]. For clarity, resolution of JRC matters pertaining or relating to Critical Matters shall require mutual agreement of the Executive Officers acting in compliance with applicable Law.

2.6.5 Limited Authority. The JRC shall have only the powers assigned expressly to it in this Article 2 and as otherwise expressly set forth in this Agreement, and shall not have any power to amend, modify or waive compliance with this Agreement. In furtherance thereof, each Party shall retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers or discretion shall be delegated or vested in the JRC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing.

Section 2.7 Exclusivity. During the Term and for [***] years thereafter, Amgen will not, directly or indirectly through its Affiliates or Third Parties, develop or commercialize any compound or product for the treatment of CNS Diseases that, [***] (a “Competing Program”); [***]. The JRC will develop a process pursuant to which (a) RBNC will provide periodic notice and updates to Amgen of [***] and (b) Amgen may seek confirmation of [***], and if RBNC confirms that [***]. Notwithstanding the foregoing, on an Active Target-by Active Target basis, [***] (1) any [***] or (2) any [***], provided that [***].

Section 2.8 Filings, Consents and Approvals.

2.8.1 To the extent permitted by applicable Law, each of Amgen and RBNC shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto in connection with proceedings under or relating to the HSR Act, and HSR Filing or any applicable foreign antitrust or competition-related legal requirement. Amgen and RBNC shall cooperate fully with each other in connection with the making of all such filings or responses.

2.8.2 Each of Amgen and RBNC shall notify the other promptly upon the receipt of: (i) any communication from any official of any Governmental Authority in connection with any HSR Filing; (ii) knowledge of the commencement or threat of commencement of any legal proceeding or before any Governmental Authority with respect to the transactions under this Agreement (and shall keep the other Party informed as to the status of any such legal proceeding or threat); and (iii) any request by any official of any Governmental Authority for any amendment or supplement to any HSR Filing or any information required to comply with any legal requirement applicable to the transactions under this Agreement. In addition, except as may be prohibited by any Governmental Authority or by any applicable Law each Party hereto will permit authorized representatives of the other Parties to be present at each meeting or telephone call and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with such communication, request or proceeding.

2.8.3 Subject to the terms and conditions of this Agreement, each of Amgen and RBNC shall use its Commercially Reasonable Efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement, including (i) making all filings and submissions under the HSR Act, to the extent required, as promptly as practicable after the date hereof and (ii) obtaining as promptly as practicable the expiration of any waiting period under the HSR Act, if applicable.

2.8.4 Notwithstanding anything in this Agreement to the contrary, it is expressly understood and agreed that: (i) neither Amgen nor RBNC shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (ii) neither Amgen nor RBNC shall be under any obligation to make proposals, execute or carry out agreements, enter into consent decrees or submit to orders providing for (a) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Amgen or RBNC or any of their subsidiaries, or (b) the imposition of any limitation or regulation on the ability of Amgen or RBNC to freely conduct their business or own such assets.

ARTICLE 3 COLLABORATION ACTIVITIES

Section 3.1 Collaboration Activities. During the Term, each Party shall use its Commercially Reasonable Efforts to conduct the Collaboration Activities assigned to by the JRC with respect to each Project, including without limitation the timely completion of deliverables. In performing its assigned Collaboration Activities, each Party shall (and shall cause its Affiliates and Third Party subcontractors, as applicable, to) perform such activities in compliance with all applicable scientific standards, laboratory practices and all applicable Laws, and engage and appropriately control adequately qualified personnel.

Section 3.2 Project Revisions. If either Party desires to propose changes or revisions to a Project, such Party shall notify the other Party of such proposal, and the JRC shall discuss and consider such proposal in good faith at the subsequent JRC meeting (or earlier, if the Parties so agree). Any revisions to a Project shall be effective only with the unanimous consent of the JRC, subject to Section 2.6.4 and an amendment to the Project plan agreed to in writing by the JRC.

Section 3.3 Reports. Each Party shall keep the other Party reasonably informed of the progress of the Collaboration Activities conducted by or on behalf of such Party. Amgen shall prepare and maintain reasonable records of its performance of the Collaboration Activities. Amgen will ensure that reports summarizing findings and Results (“Reports”) are prepared in accordance with each Project as agreed by the JRC. The Parties shall make appropriate personnel available for discussions concerning the Reports and to facilitate the transfer of Results between the Parties.

Section 3.4 Databases. RBNC shall not have access to or use of the databases or any individual level data that Amgen and its Affiliates use in performing its Collaboration Activities. Amgen’s Affiliate, deCODE genetics, ehf. (“deCODE”) shall retain control and custodianship over all such databases and no licenses or direct access thereto are granted under this Agreement and, for clarity, only deCODE and its scientists will have access to such databases in the performance of the Collaboration Activities. Amgen and its Affiliates may not have ownership rights but rather have rights to utilize or act as a custodian of certain databases used in the performance of the Collaboration Activities. The use and analysis of a database in a Project may be subject to the approval of outside ethics committees. The rights granted by Amgen to the Results of Amgen’s analyses of such databases (and, for clarity, related Collaboration IP) will be subject to the terms of access and use for any such database. Except as may be expressly agreed upon by the JRC, Amgen and its Affiliates have no obligation to obtain rights to additional databases or to modify its rights in databases in performance of the Collaboration Activities. Amgen and its Affiliates retain final decision rights as to which databases Amgen utilizes in the performance of the Collaboration Activities.

Section 3.5 Subcontracting. Each Party may engage its Affiliates, or, with the other Party’s prior written consent, not to be unreasonably withheld, Third Party subcontractors (including contract research organizations), to perform certain of its obligations under this Agreement. Any Third Party subcontractor to be engaged by a Party to perform such Party’s obligations set forth in this Agreement will meet the qualifications typically required by such Party for the performance of work similar in scope and complexity to the subcontracted activity. The activities of any such Third Party subcontractors will be considered activities of such subcontracting Party under this Agreement. The subcontracting Party will be responsible for ensuring compliance by any such Third Party subcontractors with the terms of this Agreement, as if such Third Party(ies) are such Party hereunder. Each subcontracting Party will, and will contractually require that its Affiliates and Third Party subcontractors, if any, conduct the relevant activities in accordance with such subcontracting Party’s commitments under this Agreement with respect to the relevant Project.

Section 3.6 Material and Human Samples Transfer. To the extent a project requires the exchange of certain biological materials, chemical compounds or Human Samples, the Parties will enter into a material transfer agreement on commercially reasonable terms prior to any such exchange.

Section 3.7 Limitations on Amgen’s Collaboration Activities. Notwithstanding anything to the contrary under this Agreement, Amgen has no obligation to disclose Ideas or engage in any Collaboration Activities that [***].

ARTICLE 4 LICENSE GRANTS

Section 4.1 Collaboration IP and Incorporated Ideas.

4.1.1 Amgen Grant to RBNC. Subject to the terms of this Agreement, Amgen hereby grants to RBNC and its Affiliates an irrevocable (except pursuant to Section 12.6.1(a)), worldwide, sublicensable (in accordance with Section 4.2), fully paid-up, royalty-free license under Amgen’s rights in and to the Amgen Collaboration IP to Exploit Therapeutic Compounds and Diagnostics in the CNS Field. Such license shall be exclusive (even as to Amgen) until:

(a) With respect to each Amgen Collaboration Patent and Amgen’s interests in each Joint Collaboration Patent licensed under this Section 4.1.1, the expiration of the last Valid Claim for each such Patent Right; and

(b) With respect to Amgen Collaboration Know-How and Amgen’s interests in any Joint Invention licensed under this Section 4.1.1, the time of public disclosure of such Know-How

(the “RBNC Exclusivity Period”). Upon the expiration of the RBNC Exclusivity Period pursuant to Section 4.1.1(b), the license granted under Amgen Collaboration Know-How and Joint Inventions in this Section 4.1.1 shall be non-exclusive in all uses.

4.1.2 RBNC Grant to Amgen. Subject to the terms of this Agreement, RBNC hereby grants to Amgen and its Affiliates an irrevocable (except pursuant to Section 12.6.1(c)), worldwide, sublicensable (in accordance with Section 4.2), fully paid-up, royalty-free license under RBNC’s rights in and to the RBNC Collaboration IP to Exploit therapeutic compounds or biologics and diagnostics outside of the CNS Field. Such license shall be exclusive (even as to RBNC) until:

(a) With respect to each RBNC Collaboration Patent and RBNC’s interests in each Joint Collaboration Patent licensed under this Section 4.1.2, the expiration of the last Valid Claim for each such Patent Right; and

(b) With respect to RBNC Collaboration Know-How and RBNC’s interests in any Joint Invention licensed under this Section 4.1.2, the time of public disclosure of such Know-How

(the “Amgen Exclusivity Period”). Upon the expiration of the Amgen Exclusivity Period pursuant to Section 4.1.2(b), the license granted under RBNC Collaboration Know-How and Joint Inventions in this Section 4.1.2 shall be non-exclusive in all uses.

4.1.3 Incorporated Ideas.

(a) Subject to the terms of this Agreement, Amgen hereby grants to RBNC and its Affiliates a non-exclusive, irrevocable (except pursuant to Section 12.6.1(a)), worldwide, sublicensable (in accordance with Section 4.2), fully paid-up, royalty-free license under Amgen’s rights in and to the Amgen Incorporated Ideas [***] as permitted under this Agreement.

(b) Subject to the terms of this Agreement, RBNC hereby grants to Amgen and its Affiliates a non-exclusive, irrevocable (except pursuant to Section 12.6.1(c)), worldwide, sublicensable (in accordance with Section 4.2), fully paid-up, royalty-free license under RBNC’s rights in and to the RBNC Incorporated Ideas [***] as permitted under this Agreement.

Section 4.2 Sublicenses. Each Party shall be entitled, without the prior consent of the other Party, to grant sublicenses under the license granted to it under Section 4.1, in full or in part, by means of a written agreement, to any Affiliates or Third Party; provided, however, that (a) any such sublicense shall be consistent with the terms and conditions of this Agreement, and (b) such Party will be responsible for all actions of such Sublicensee as if such Sublicensee were a Party hereunder. To the extent either Party allows, authorizes or licenses its Affiliate or any Third Party to practice, use or otherwise exploit any of the Collaboration IP, such Party shall ensure such Third Party adheres to the restrictions applicable to such Party under Section 4.3.

Section 4.3 Retained Rights, Limitations and Restrictions. Notwithstanding the exclusive license granted to each Party under Section 4.1 (Collaboration IP and Incorporated Ideas), (a) Amgen retains rights in and to the Amgen Collaboration IP for [***], subject to Section 2.7; (b) the rights granted by Amgen are subject to any limitations, restrictions or obligations imposed on Amgen or its Affiliates [***]); and (c) RBNC retains rights in and to the RBNC Collaboration IP for [***]. Subject to RBNC’s retained rights described in clause (c), RBNC will not practice, use or otherwise exploit the Collaboration IP for applications outside of the CNS Field until the expiration of the Amgen Exclusivity Period (as applicable to the RBNC Collaboration Patents, Joint Collaboration Patents, Joint Inventions, and RBNC Collaboration Know-How). Subject to Amgen’s retained rights described in clause (a), Amgen will not practice, use or otherwise exploit the Collaboration IP for applications within the CNS Field until the expiration of the RBNC Exclusivity Period (as applicable to the Amgen Collaboration Patents, Joint Collaboration Patents, Joint Inventions, and Amgen Collaboration Know-How).

Section 4.4 No Other Rights. Except for the specific rights and licenses expressly granted under this Agreement, each Party reserves all rights to its other intellectual property and property, and nothing contained in this Agreement grants to a Party, by implication, by estoppel, or otherwise, any property rights, by license or otherwise, to any of the other Party’s other intellectual property or Confidential Information.

ARTICLE 5 COLLABORATION DERIVED COMPOUNDS.

Section 5.1 Efforts and Responsibilities. RBNC will use Commercially Reasonable Efforts to manufacture, develop, gain Marketing Approval of, and commercialize [***]. Subject to the Parties negotiating and executing a further agreement with respect to Amgen in-licensing intellectual property rights to Exploit one or more Collaboration Derived Products, RBNC would be solely responsible (at its sole cost and expense) for research, development, manufacture and commercialization of all Collaboration Derived Products in the CNS Field.

Section 5.2 Annual Progress Reports. In accordance with timing to be established by the Parties, RBNC will provide Amgen with annual reports containing reasonable detail on the progress of RBNC’s efforts in the research, development, manufacturing and commercialization of all ROFN Products. RBNC’s reporting obligations for each ROFN Product set forth in the immediately preceding sentence shall expire upon [***]. RBNC will also deliver to Amgen within [***] days after completion of the final study report for each [***] for such ROFN Product. The obligations set forth in this Section 5.2 shall expire [***], or [***].

Section 5.3 Option.

5.3.1 Subject to Section 5.5, RBNC hereby grants to Amgen an exclusive (subject to Section 5.4) option to negotiate to obtain exclusive, worldwide licenses to research, develop, commercialize and otherwise Exploit up to two (2) ROFN Products under RBNC’s intellectual property rights in and to the applicable ROFN Product as set forth in this Section 5.3 (the “Option”). Amgen may exercise the Option, on a ROFN Product-by-ROFN Product basis, by written notice to RBNC at any time during the Option Period (defined below) with respect to each such ROFN Product, in accordance with this Section 5.3; provided that Amgen may not exercise its Option with respect to a ROFN Product during any Third Party ROFN Negotiation Period for such ROFN Product. The period in which the Option may be exercised shall commence for each ROFN Product on the Effective Date and expire [***] following the delivery to Amgen of the first Successful Phase II Study Results with respect to such ROFN Product (the “Option Period”).

5.3.2 If Amgen desires to exercise its Option for a ROFN Product, Amgen must notify RBNC in writing thereof (the “Amgen Option Exercise Notice”) during the Option Period for such ROFN Product; provided that Amgen may not provide an Amgen Option Exercise Notice for a ROFN Product during any Third Party ROFN Negotiation Period for such ROFN Product. For [***] days following Amgen’s timely delivery of the Amgen Option Exercise Notice or such longer time as the Parties may mutually agree in writing (the “Option Negotiation Exclusivity Period”), Amgen will have an exclusive right to negotiate an exclusive, worldwide license to research, develop, commercialize and otherwise Exploit such ROFN Product. During the Option Negotiation Exclusivity Period, RBNC shall negotiate exclusively with Amgen in good faith to reach agreement for such transaction between the Parties.

5.3.3 On a ROFN Product-by-ROFN Product basis, Amgen’s rights under Sections 5.3.1-5.3.2 will terminate (and RBNC will have no further obligations to Amgen under Sections 5.3.1-5.3.2, and for clarity, RBNC will be free to offer, negotiate and execute agreements governing any transaction for such ROFN Product with any Third Party (“Third Party Transaction”), or develop or commercialize such ROFN Product itself), upon the earlier of: (a) Amgen failing to provide an Amgen Option Exercise Notice to RBNC during the Option Period for such ROFN Product, or (b) if Amgen provides a timely Amgen Option Exercise Notice, the expiration of the Option Negotiation Exclusivity Period for such ROFN Product without the Parties consummating such transaction, [***]. If [***]. Amgen’s rights and RBNC’s obligations under Sections 5.3.1-5.3.2 will expire in their entirety with respect to any ROFN Product upon the expiration of the Option Period for such ROFN Product, [***].

5.3.4 If RBNC undergoes a Change of Control (but excluding any Change of Control resulting from an IPO) during the Option Period, then RBNC shall notify Amgen in writing thereof, and notwithstanding anything to the contrary in this Agreement, Amgen will not have any rights, and RBNC will not have any obligations to Amgen, under this Section 5.3 following the closing of such transaction. For clarity, Amgen’s Option rights under this Section 5.3 shall not apply to any Change of Control transaction that RBNC may consider or execute.

Section 5.4 Right of First Negotiation.

5.4.1 Subject to Section 5.5, if during the period starting on the Effective Date and ending on the date that is [***] days following the delivery to Amgen of the first Successful Phase II Study Results with respect to a ROFN Product (the “ROFN Period”), RBNC (i) elects to sell, transfer, license or divest its rights to develop or commercialize such ROFN Product to a Third Party, or (ii) receives a bona fide term sheet from a Third Party for rights to develop or commercialize such ROFN Product, and RBNC has decided to respond to such term sheet (each of (i) and (ii), a “ROFN Trigger”), then within [***] days of such election or receipt, RBNC will provide AMGEN with a confidential written notice thereof (“ROFN Trigger Notice”), referencing whether such ROFN Trigger falls within subsection (i) or (ii), identifying the ROFN Product that is the subject of such ROFN Trigger, and (a) if subsection (i) applies, summarizing [***] or (b) if subsection (ii) applies, summarizing [***]. If subsection (ii) applies, RBNC shall not engage with or provide a responsive term sheet draft to such Third Party unless Amgen declines the opportunity to negotiate with RBNC pursuant to this Section 5.4 or fails to provide an Amgen ROFN Election Notice for such ROFN Product in response to the relevant ROFN Trigger Notice, or Amgen and RBNC do not enter into an agreement with respect to such ROFN Product prior to expiration of the ROFN Negotiation Exclusivity Period for such ROFN Product after Amgen provides a timely Amgen ROFN Election Notice for such ROFN Product. Notwithstanding the foregoing, if Amgen had exercised its Option with respect to such ROFN Product under Section 5.3, but the Parties did not enter into an agreement pursuant to Section 5.3 with respect to such ROFN Product, then [***]. If [***].

5.4.2 If Amgen desires to negotiate an arrangement pursuant to which it would enter into an agreement with RBNC for the ROFN Product that is the subject of a ROFN Trigger Notice, Amgen must notify RBNC in writing thereof (the “Amgen ROFN Election Notice”) within [***] days of Amgen’s receipt of the ROFN Trigger Notice (“Notice Period”). For [***] days following Amgen’s timely delivery of the Amgen ROFN Election Notice or such longer time as the Parties may mutually agree in writing (the “ROFN Negotiation Exclusivity Period”), Amgen will have an exclusive right to negotiate such a transaction. During the ROFN Negotiation Exclusivity Period, RBNC shall negotiate exclusively with Amgen in good faith to reach agreement for such transaction between the Parties.

5.4.3 On a ROFN Product-by-ROFN Product basis, Amgen’s rights under Sections 5.4.1-5.4.2 will terminate (and RBNC will have no further obligations to Amgen under Sections 5.4.1-5.4.2, and for clarity, RBNC will be free to offer, negotiate and execute a Third Party Transaction for such ROFN Product), upon the earliest of: (a) Amgen declining the opportunity to negotiate or failing to provide an Amgen ROFN Election Notice to RBNC during the Notice Period for such ROFN Product, or (b) if Amgen provides a timely Amgen ROFN Election Notice, the expiration of the ROFN Negotiation Exclusivity Period for such ROFN Product without the Parties consummating such transaction, [***]. If [***]. Amgen’s rights and RBNC’s obligations under Sections 5.4.1-5.4.2 will expire in their entirety with respect to any ROFN Product upon the expiration of the ROFN Period for such ROFN Product, [***].

5.4.4 For the sake of clarity, the foregoing provisions shall not apply to the grant of a sublicense to a contract manufacturer or a contract research organization or other Third Party contractor solely for the purpose of manufacturing, developing or researching a ROFN Product for RBNC.

5.4.5 If RBNC undergoes a Change of Control (but excluding any Change of Control resulting from an IPO) during the ROFN Period, then RBNC shall notify Amgen in writing thereof, and notwithstanding anything to the contrary in this Agreement, Amgen will not have any rights, and RBNC will not have any obligations to Amgen, under this Section 5.4 following the closing of such transaction. For clarity, Amgen’s rights under this Section 5.4 shall not apply to any Change of Control transaction that RBNC may consider or execute.

Section 5.5 Termination of Option and ROFN Rights. Notwithstanding anything to the contrary in the foregoing, Amgen’s rights to negotiate to obtain exclusive licenses to ROFN Products under Section 5.3 and Section 5.4, collectively, apply to a total of two (2) ROFN Products (each a “ROFN Pick”). With respect to each ROFN Pick, Amgen’s rights under Section 5.3 and Section 5.4 shall terminate, and RBNC will have no further obligations to Amgen under either Section 5.3 or Section 5.4, if Amgen exercises its right to negotiate to obtain an exclusive license to the ROFN Product that is the subject of such ROFN Pick, whether under Section 5.3 or Section 5.4, and either (i) Amgen and RBNC enter into a definitive agreement granting Amgen rights to research, develop, commercialize and otherwise Exploit such ROFN Product or (ii) the Option Negotiation Exclusivity Period or ROFN Negotiation Exclusivity Period, as applicable, expires without the Parties consummating such transaction. For clarity, if (a) Amgen declines the opportunity to negotiate after receipt of a ROFN Trigger Notice or (b) Amgen fails to provide a response to RBNC after receipt of a ROFN Trigger Notice during the applicable Notice Period, the ROFN Product that was the subject of such ROFN Trigger Notice shall not be considered a ROFN Pick, unless and until Amgen later exercises its right to negotiate to obtain an exclusive license to such ROFN Product in accordance with Sections 5.3 and 5.4.

ARTICLE 6 FEES & PAYMENTS

Section 6.1 Collaboration Activity Fees.

(a) Years 1 and 2. As partial consideration for Amgen’s performance of its Collaboration Activities during the first two (2) years after the Effective Date, RBNC shall pay to Amgen [***], non-refundable, non-creditable payments of [***] (such payments, the “Years 1 and 2 Quarterly Collaboration Activity Fees”) totaling [***], in accordance with this Section 6.1(a). RBNC shall pay to Amgen the first (1st) Years 1 and 2 Quarterly Collaboration Activity Fee within [***] days following the Effective Date, and shall thereafter pay to Amgen each of the [***] subsequent Years 1 and 2 Quarterly Collaboration Activity Fees within [***] days following the end of each subsequent Calendar Quarter.

(b) Year 3 Fees. RBNC shall pay to Amgen, as partial consideration for Amgen’s performance of its Collaboration Activities in the third (3rd) year after the Effective Date, [***], non-refundable, non-creditable payments, each a “Year 3 Quarterly Collaboration Activity Fee” (as calculated below). RBNC shall pay to Amgen the first (1st) Year 3 Quarterly Collaboration Activity Fee within [***] days of the second (2nd) anniversary of the Effective Date, and shall thereafter pay to [***]Year 3 Quarterly Collaboration Activity Fees within [***] days of the end of each subsequent Calendar Quarter.

(i) If at least one Collaboration Milestone (as defined below) is achieved [***], each [***] shall be equal to [***].

(ii) If no Collaboration Milestone is achieved [***], each [***] shall be equal to [***].

(iii) For purposes of this Agreement, “Collaboration Milestone” means each of the following:

(1) [***];

(2) [***];

(3) [***];

(4) [***].

(c) Years 4 and 5 Fees. Prior to the third (3rd) anniversary of the Effective Date, the Parties will discuss and endeavor to mutually agree to a compensation structure for years four (4) and five (5) of the Collaboration Activities based upon the collaboration objectives and the number and scope of Projects anticipated to be undertaken and/or completed in the following years. Such structure will be used to govern years four (4) and five (5) of the Collaboration Activities, with budgets being established for years four (4) and five (5) prior to the start of each year. Upon such agreement, RBNC will pay to Amgen as consideration for Amgen’s performance of its Collaboration Activities in years 4 and 5 such amounts and on such payment and invoicing schedules as agreed upon by the Parties. If, however, the Parties do not agree on such a compensation structure at least [***] prior to the third (3rd) anniversary of the Effective Date, this Agreement will terminate in accordance with Section 12.4.

(d) Activity Fees. The consideration contemplated in this Section 6.1 is intended to compensate Amgen for its internal and external costs in performing the Collaboration Activities and, except as contemplated in Section 6.2 with respect to Pass-through Costs and Expenses, no separate charges or costs will be passed through to RBNC with respect to the Collaboration Activities relating to (1) [***] or (2) [***].

Section 6.2 Pass-Through Expenses. RBNC shall reimburse Amgen for the direct, out-of-pocket external costs and expenses incurred by Amgen in the performance of the Collaboration Activities that (a) relate to [***], or (b) [***], to the extent, in each case of (a) and (b), such costs and expenses are approved by the JRC in advance in connection with one or more Projects (collectively, “Pass-through Costs and Expenses”). Upon Amgen incurring any Pass-through Costs and Expenses, Amgen shall invoice RBNC, which invoice shall be accompanied by reasonable supporting documentation. RBNC will pay Amgen the invoiced amounts (which invoiced amounts shall be inclusive of VAT and VAT surcharge, if applicable) within [***] days after receipt of a corresponding invoice from Amgen.

Section 6.3 Invoices. Amgen shall deliver an invoice to RBNC for all payments owed by RBNC to Amgen under Section 6.1. With respect to the [***], Amgen shall deliver an invoice therefor on the Effective Date, and with respect to each of [***], Amgen shall deliver an invoice therefor on or before the end of [***]. With respect to the [***], Amgen shall deliver an invoice therefor on or before [***], and with respect to each of [***], Amgen shall deliver an invoice therefor on or before the end of each subsequent Calendar Quarter for which such payment is due.

Section 6.4 Method of Payment. Unless otherwise agreed by the Parties, all payments due from RBNC to Amgen under this Agreement shall be paid in United States Dollars by wire transfer or electronic funds transfer of immediately available funds to the following account:

[***]

Section 6.5 Late Payments. In the event that any rightfully owed payment due hereunder is not made when due, the payment shall accrue interest beginning on the day following the due date thereof, calculated at the annual rate of the sum of (a) [***] plus (b) [***]; provided, however, that in no event shall said annual interest rate exceed the maximum rate permitted by Law. Each such payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of any Party to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment including, but not limited to termination of this Agreement as set forth in Article 12 (Term & Termination). The Parties will use good faith efforts to reconcile any disputed amounts of payments due hereunder as soon as practicable.

Section 6.6 Taxes.

6.6.1 Withholding. RBNC shall be entitled to deduct and withhold from any amounts payable under this Agreement such taxes as are required to be deducted or withheld therefrom under any provision of Law. In the event that any Law requires RBNC to withhold taxes with respect to any payment to be made by RBNC pursuant to this Agreement, RBNC will use commercially reasonable efforts to notify Amgen of such withholding requirement prior to making the payment to Amgen and cooperate with Amgen, including by providing standard documentation as may be required by a tax authority, as may be reasonably necessary in Amgen’s efforts to claim an exemption from or reduction of such taxes. RBNC will, in accordance with such Law withhold taxes from the amount due, remit such taxes to the appropriate tax authority, and furnish Amgen with proof of payment of such taxes within thirty (30) days following the payment. If any such taxes are paid to a tax authority, RBNC shall use commercially reasonable efforts to provide reasonable assistance to Amgen to obtain a refund of such taxes withheld, or obtain a credit with respect to such taxes paid. Any such amounts deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the Party in respect of whom such deduction and withholding was made. On or prior to the Effective Date, Amgen will provide RBNC with a completed and duly executed IRS Form W-9.

6.6.2 VAT. All payments due to Amgen from RBNC pursuant to this Agreement shall be paid exclusive of any value-added tax (“VAT”) (which, if applicable, shall be payable by RBNC upon receipt of a valid VAT invoice). If Amgen determines that it is required to report any such tax, RBNC shall promptly provide Amgen with applicable receipts and other documentation necessary or appropriate for such report.

ARTICLE 7 INTELLECTUAL PROPERTY

Section 7.1 Intellectual Property Ownership.

7.1.1 Background IP. Each Party owns and shall own all right, title and interest in its Background IP, including Ideas it presents to the JRC in accordance with Section 2.2, and no licenses are granted hereunder, except as expressly contemplated in Section 4.1.3.

7.1.2 Platform Technology. It is the expectation of the Parties that Amgen will not share with or disclose to RBNC any Amgen Platform Technology and RBNC will not share with or disclose to Amgen any RBNC Platform Technology. In the event the Parties agree to disclose any Amgen Platform Technology and/or any RBNC Platform Technology in connection with the performance of the Collaboration Activities, or incorporate any Amgen Platform Technology and/or any RBNC Platform Technology into the Collaboration Activities, the Parties will discuss in good faith and agree in writing to protections and processes to ensure:

(a) Amgen retains and shall be the exclusive owner of all right, title and interest in and to any and all inventions to the extent such inventions are modifications of or improvements to the Amgen Platform Technology that are invented or generated in the course of either Party performing Collaboration Activities.

(b) RBNC retains and shall be the exclusive owner of all right, title and interest in and to any and all inventions to the extent such inventions are modifications of or improvements to the RBNC Platform Technology that are invented or generated in the course of either Party performing Collaboration Activities.

7.1.3 Collaboration IP. Subject to Section 7.1.2, (a) each Party shall retain and own (and hereby retains and owns) all right, title, and interest in and to all inventions, discoveries, Know-How, trade secrets, proprietary rights and other intellectual property rights (collectively “Inventions”) conceived or created solely by or on behalf of such Party in the conduct of the Collaboration Activities, including all intellectual property rights therein, and (b) the Parties shall jointly own all right, title, and interest in and to Inventions conceived or created jointly by the Parties in the conduct of the Collaboration Activities (“Joint Inventions”), including all intellectual property rights therein (Patent Rights included in the intellectual property rights in such Joint Inventions, the “Joint Collaboration Patents”). Each Party will disclose to the other any Joint Inventions promptly after conception or creation. Subject to the provisions of this Agreement (including the exclusive licenses granted in Section 4.1), neither Party will have any obligation to obtain any approval or consent of, nor pay a share of the proceeds to or account to, the other Party to practice, enforce, license, assign or otherwise exploit Joint Inventions or Joint Patents, and each Party hereby waives any right it may have under the laws of any jurisdiction to require such approval, consent or accounting. Subject to the exclusive licenses granted in Section 4.1 and the restrictions on usage contemplated in Section 4.3, with respect to Joint Inventions and Joint Collaboration Patents, to the extent necessary to effect the foregoing in a country other than the United States, each Party hereby grants to the other Party a non-exclusive, irrevocable, perpetual, fully-paid, worldwide license, with the right to grant sublicenses, under the granting Party’s interest in Joint Inventions and Joint Collaboration Patents. Each Party agrees to cooperate with the other Party, as reasonably requested, and to take (and cause its Affiliates and its and their employees, contractors and agents to take) such actions as may be required to give effect to this Section 7.1.3 in a particular country, including the execution of any assignments or other legal documentation. Each Party shall, at the other Party’s expense, take (and cause its Affiliates to take) such further actions reasonably requested by such other Party to assist such other Party in obtaining, perfecting, maintaining, enforcing, and defending patent and other intellectual property rights protection for such Joint Collaboration Patents. Inventorship and authorship of any Invention or work of authorship conceived or created by either Party or jointly by the Parties pursuant to this Agreement, shall follow the rules of the U.S. Patent and Trademark Office and the Laws of the U.S., respectively (without reference to any conflict of law principles).

7.1.4 Patent Prosecution and Maintenance

(a) RBNC Patent(s). RBNC will be solely responsible, at its own cost, for preparing, filing, prosecuting (including, but not limited to provisional, reissue, continuing, continuation-in-part, and substitute applications and any foreign counterparts thereof), and maintaining all RBNC Collaboration Patents and defending such Patent Rights, including conducting any interferences and oppositions or similar proceedings relating to RBNC Collaboration Patents. Amgen shall, at RBNC’s expense, take (and cause its Affiliates to take) such further actions reasonably requested by RBNC to assist RBNC in obtaining, perfecting, maintaining, enforcing, and defending patent and other intellectual property rights protection for RBNC Collaboration Patents.

(b) Amgen Patent(s). Amgen will be solely responsible, at its own cost, for preparing, filing, prosecuting (including, but not limited to provisional, reissue, continuing, continuation-in-part, and substitute applications and any foreign counterparts thereof), and maintaining all Amgen Collaboration Patents and defending such Patent Rights, including conducting any interferences and oppositions or similar proceedings relating Amgen Collaboration Patents. RBNC shall, at Amgen’s expense, take (and cause its Affiliates to take) such further actions reasonably requested by Amgen to assist Amgen in obtaining, perfecting, enforcing, maintaining, and defending patent and other intellectual property rights protection for Amgen Collaboration Patents.

(c) Joint Collaboration Patents. RBNC will be primarily responsible, at its own cost, for preparing, filing, prosecuting (including, but not limited to provisional, reissue, continuing, continuation-in-part, and substitute applications and any foreign counterparts thereof), and maintaining all Patent Rights constituting Joint Collaboration Patents and defending such Patent Rights, including conducting any interferences and oppositions or similar proceedings relating to such Patent Rights. Amgen shall have the right to comment on and to discuss prosecution and maintenance activities for Joint Collaboration Patents with RBNC, and RBNC shall consider the same in good faith and shall provide Amgen with copies of all proposed filings and correspondence relating to the Joint Collaboration Patents to give Amgen the opportunity to review and comment. In addition, RBNC will provide Amgen with a copy of each official filing and submission made to and document received from a patent authority, court or other tribunal regarding any Joint Collaboration Patent reasonably promptly after making such filing or receiving such document, including a copy of each application for each Joint Collaboration Patent as filed together with notice of its filing date and application number. RBNC will keep Amgen advised of the status of all material communications, and filings or submissions regarding the Joint Collaboration Patents. With respect to any filings or other materials provided to Amgen under this Section 7.1.4(c), RBNC will have the right to redact information relating to any product other than Collaboration Derived Products or any Know-How other than Collaboration Know-How from any such filings and materials. In the event RBNC declines to file, prosecute or maintain any of the foregoing Patent Rights, elects to allow any Patent Rights to lapse in any country, or elects to abandon any Patent Rights (in each case to the extent contained in the Joint Collaboration Patents) before all appeals within the respective patent office have been exhausted (each, an “Abandoned Patent Right”), then: (i) RBNC shall provide Amgen with reasonable notice of such decision so as to permit Amgen to decide whether to file, prosecute or maintain such Abandoned Patent Right and to take any necessary action prior to the next deadline for any action that may be taken with respect to such Abandoned Patent Right with the U.S. Patent & Trademark Office or any foreign patent office); (ii) Amgen, at Amgen’s expense, may assume control of the filing, prosecution or maintenance of such Abandoned Patent Rights; and (iii) Amgen shall have the right, at its expense, to transfer the responsibility for such filing, prosecution and maintenance of such Abandoned Patent Rights to patent counsel (outside or internal) selected by Amgen.

(d) Platform Technology Modifications or Improvements. Amgen will be solely responsible, at its own cost and in its sole discretion, for preparing, filing, prosecuting (including, but not limited to provisional, reissue, continuing, continuation-in-part, and substitute applications and any foreign counterparts thereof), and maintaining all Patent Rights in any Amgen Platform Technology modifications or improvements set forth in Section 7.1.2(a), and defending such Patent Rights, including conducting any interferences and oppositions or similar proceedings relating to such Patent Rights. RBNC will be solely responsible, at its own cost and in its sole discretion, for preparing, filing, prosecuting (including, but not limited to provisional, reissue, continuing, continuation-in-part, and substitute applications and any foreign counterparts thereof), and maintaining all Patent Rights in any RBNC Platform Technology modifications or improvements set forth in Section 7.1.2(b), and defending such Patent Rights, including conducting any interferences and oppositions or similar proceedings relating to such Patent Rights.

(e) Therapeutic Compound Activities IP. Each Party will be solely responsible, at its own cost and in its sole discretion, for preparing, filing, prosecuting (including, but not limited to provisional, reissue, continuing, continuation-in-part, and substitute applications and any foreign counterparts thereof), and maintaining all Patent Rights generated by or on behalf of such Party in the course of conducting Therapeutic Compound Activities, and defending such Patent Rights, including conducting any interferences and oppositions or similar proceedings relating to such Patent Rights.

Section 7.2 Defense and Settlement of Third Party Claims.

(a) If either (i) any Collaboration Patent becomes the subject of a Third Party’s claim or assertion of invalidity or nullity, or (ii) a declaratory judgment action is brought naming either Party as a defendant and alleging invalidity of any of the Patent Rights contained in Collaboration Patents, the Party first having notice of the claim or assertion shall promptly notify the other Party, and the Parties shall promptly confer to consider the claim or assertion and the appropriate course of action. Unless the Parties otherwise agree in writing, each Party shall have the right to defend itself against a suit that names it as a defendant (the “Defending Party”). Neither Party shall enter into any settlement of any claim described in this Section 7.2(a) that admits to the invalidity or unenforceability of any Patent Right Controlled by the other Party or jointly by the Parties (or otherwise affects the scope, validity or enforceability of such Patent Right), incurs any financial liability on the part of any other Party or requires an admission of liability, wrongdoing or fault on the part of the other Party without such other Party’s written consent, not to be unreasonably withheld. In any event, the other Party shall reasonably assist the Defending Party and cooperate in any such litigation at the Defending Party’s request and expense. Additionally, if the Defending Party is not the Party that Controls the Patent Right in question, then the other Party has the right to join any such action.

(b) If any Collaboration Derived Product Exploited by or under authority of RBNC becomes the subject of a Third Party’s claim or assertion of infringement of a patent relating to the manufacture, use, sale, offer for sale or importation of such Collaboration Derived Product in the CNS Field anywhere in the world, the Party first having notice of the claim or assertion shall promptly notify the other Party, and the Parties shall promptly confer to consider the claim or assertion and the appropriate course of action. Subject to Article 9 (Indemnification), each Party shall have the right to defend itself against a suit that names it as a defendant at its expense. Neither Party shall enter into any settlement of any claim described in this Section 7.2(b) that admits to the invalidity or unenforceability of any Patent Right Controlled by the other Party or jointly by the Parties (or otherwise affects the scope, validity or enforceability of such Patent Right), incurs any financial liability on the part of the other Party, or requires an admission of liability, wrongdoing or fault on the part of the other Party without such other Party’s prior written consent. In any event, the other Party shall reasonably assist the Party defending a claim, assertion or action in accordance with this Section 7.2(b) and cooperate in any such litigation at such Party’s request and expense.

Section 7.3 Enforcement.

7.3.1 Notice of Infringement. The Parties shall inform each other promptly of any infringement or threatened infringement or alleged infringement of any Patent Right within the Collaboration Patents, and the Parties shall promptly confer to consider the best appropriate course of action.

7.3.2 Enforcement.

(a) Amgen Solely-Owned Collaboration Patents and RBNC Solely-Owned Collaboration Patents. Amgen shall have the sole right to bring and control any suit, proceeding or other legal action to enforce any Collaboration Patent solely owned by Amgen, using counsel of its own choice, at its sole expense. RBNC shall have the sole right to bring and control any suit, proceeding or other legal action to enforce any Collaboration Patent solely owned by RBNC, using counsel of its own choice, at its sole expense.

(b) Joint Collaboration Patents. If any Joint Collaboration Patent is infringed, threatened to be infringed or allegedly infringed, the Parties shall discuss in good faith to determine which Party is best suited to bring and control any suit, proceeding or other legal action to enforce such Joint Collaboration Patent against such infringement or threatened infringement or alleged infringement (the “Enforcing Party”). Unless otherwise mutually agreed to by the Parties, RBNC will be the Enforcing Party. The Enforcing Party may, at its own expense, institute suit against any infringer or alleged infringer and control and defend such suit in a manner consistent with the terms and provisions hereof, including the response to any defense or defense of any counterclaim. The Enforcing Party shall keep the non-Enforcing Party reasonably informed of the progress of any such enforcement action and provide copies of material documents filed in connection with such action, and the non-Enforcing Party shall have the individual right to participate with counsel of its own choice at its own expense provided that the Enforcing Party retains control over the proceeding. The non-Enforcing Party shall reasonably cooperate in any such litigation at the Enforcing Party’s expense, including making available the inventor(s) of the patent(s)-in-suit as well as applicable records and documents (including laboratory notebooks), and where necessary, joining in or being named as a necessary party to such action. The Enforcing Party shall not enter into any settlement of any claim described in this Section 7.3.2(b) that admits to the invalidity or unenforceability of any Joint Collaboration Patents (or otherwise affects the scope, validity or enforceability of such Joint Collaboration Patents), incurs any financial liability on the part of the non-Enforcing Party or requires an admission of liability, wrongdoing or fault on the part of the non-Enforcing Party without the non-Enforcing Party’s prior written consent. In the event that the Enforcing Party does not elect to enforce or elects to discontinue the enforcement of any Joint Collaboration Patents, then the non-Enforcing Party shall be entitled to do so, subject to the rights and obligations of the Enforcing Party set forth above in this Section 7.3.2(b), mutatis mutandis.

(c) Platform Technology Modifications or Improvements. Amgen shall have the sole right, without any obligation, to bring and control any suit, proceeding or other legal action to enforce any Patent Right in any Amgen Platform Technology modifications or improvements set forth in Section 7.1.2(a), using counsel of its own choice, at its sole expense. RBNC shall have the sole right, without any obligation, to bring and control any suit, proceeding or other legal action to enforce any Patent Right in any RBNC Platform Technology modifications or improvements set forth in Section 7.1.2(b), using counsel of its own choice, at its sole expense.

(d) Therapeutic Compound Activities IP. Each Party shall have the sole right, without any obligation to bring and control any suit, proceeding or other legal action to enforce any Patent Right generated by or on behalf of such Party in the course of conducting Therapeutic Compound Activities, using counsel of such Party’s own choice, at such Party’s sole expense.

(e) Allocation of Recoveries. Except as otherwise expressly provided herein, the costs and expenses of the Enforcing Party under Section 7.3.2(b) shall be borne by such Enforcing Party, and any damages, settlements or other monetary awards recovered shall be shared as follows: (1) the amount of such recovery actually received by the Enforcing Party shall first be applied on a pro-rata basis to the out-of-pocket costs of each Party in connection with such action; and then (2) [***].

ARTICLE 8 REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 8.1 Mutual Representations and Warranties. Each of Amgen and RBNC represents and warrants to the other Party that, as of the Execution Date:

(a) it is duly incorporated and validly existing under the Laws of Delaware and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the individual executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action; and

(c) this Agreement is legally binding upon it and enforceable in accordance with its terms and the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate action and do not and will not: (x) conflict with, or constitute a default under, any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, or violate any material applicable Law or (y) require any consent or approval of its stockholders or similar action.

Section 8.2 Additional Amgen Representations and Warranties . Amgen represents and warrants to RBNC that, as of the Execution Date:

(a) Amgen does not have knowledge that any applicable Law, including applicable privacy and data protection Laws, or any consents it has obtained in relation to databases that will be used in performing Amgen’s Collaboration Activities, prevents it from fulfilling its obligations under this Agreement, and, to Amgen’s knowledge, Amgen has the rights, including through representations from Third Party database holders and collaborators that all necessary consents have been obtained, where applicable, to use the results of database analyses, and to grant RBNC such rights to use the results of database analyses, as contemplated by this Agreement and without causing RBNC to incur obligations to any Third Party as a result of RBNC’s practice of such rights;

(b) Amgen has the rights necessary to grant the licenses to RBNC under the Amgen Collaboration IP that Amgen purports to grant pursuant to this Agreement, and there are no agreements or arrangements to which Amgen or any of its Affiliates is a party relating to Amgen Collaboration IP that would restrict or result in a restriction on RBNC’s ability to Exploit Collaboration Derived Products in the CNS Field worldwide; and

(c) Amgen does not have knowledge that the use of any Amgen Platform Technology and the databases available to Amgen and its Affiliates to conduct the Collaboration Activities, as contemplated under this Agreement, infringes or will infringe any Patent Rights of any Person or misappropriates any Know-How of any Person.

Section 8.3 Additional Mutual Representations, Warranties and Covenants. Each of Amgen and RBNC represents and warrants as of the Execution Date and covenants during the Term, as applicable, to the other Party that:

(a) with respect to any Personal Information disclosed to the other Party and its Affiliates, it has complied and will comply with all applicable Law, applicable contractual obligations, and published or posted company policies, notices and disclosures, in each case, governing the collection, sharing, processing, use, safeguarding, transmission and destruction of Personal Information, and it has not received any written notice or claim alleging a breach or violation of the same. Without limiting the generality of foregoing, it shall ensure that it has the requisite rights, including, as applicable, any required consents and authorizations necessary to disclose Personal Information to the other Party in connection with its obligation hereunder and for the purpose contemplated under this Agreement; and

(b) (1) it and, to its knowledge, its owners, directors, officers, employees, or any agent, representative, subcontractor or other Third Party acting for or on its behalf (collectively, “Representatives”), shall not, directly or indirectly, offer, pay, promise to pay, or authorize such offer, promise or payment, of anything of value, to any Person for the purposes of obtaining or retaining business or any improper advantage in connection with this Agreement, or that would otherwise violate any applicable Laws, rules and regulations concerning or relating to public or commercial bribery or corruption (“Anti-Corruption Laws”), (2) its books, accounts, records and invoices related to this Agreement are and will be complete and accurate, and (3) the other Party may terminate this Agreement if it or its Representatives fails to comply with the Anti-Corruption Laws or with this provision, which shall be considered a material breach of this Agreement giving rise to termination rights in accordance with Section 12.2.1 or Section 12.3.1, as applicable.

Section 8.4 Additional Mutual Covenants.

(a) Employees, Consultants and Contractors. Each Party covenants that it has obtained or will obtain written agreements from each of its employees, consultants and contractors who perform research or development activities pursuant to this Agreement, which agreements will obligate such persons to obligations of confidentiality and non-use and to assign inventions in a manner consistent with the provisions of this Agreement.

(b) Debarment. Each Party represents, warrants and covenants to the other Party that it is not debarred, excluded, disqualified, or the subject of debarment, exclusion or disqualification proceedings under United States Law, including under 21 U.S.C. § 335a and 42 U.S.C. § 1320a-7(a), or any foreign equivalent thereof and, to its knowledge, does not, and will not during the Term knowingly, employ or use, directly or indirectly, including through Affiliates or Sublicensees, the services of any Person who is debarred, excluded, disqualified, or the subject of debarment, exclusion or disqualification proceedings in connection with activities relating to any Collaboration Derived Product. In the event that either Party becomes aware of the debarment, exclusion or disqualification or threatened debarment, exclusion or disqualification of any Person providing services to such Party, directly or indirectly, including through Affiliates or Sublicensees, which directly or indirectly relate to activities contemplated by this Agreement, such Party shall promptly notify the other Party in writing and such Party shall cease employing, contracting with, or retaining any such Person to perform any such services.

(c) Compliance. Each Party agrees, on behalf of itself and its officers, directors, employees, Affiliates and agents, that, in connection with the matters that are the subject of this Agreement, and the performance of its obligations hereunder, it will comply with applicable Law.

(d) Data Protection and Privacy. Without limiting each Party’s respective obligations elsewhere in the Agreement, each Party, as applicable, agrees that where a Party determines the purpose and means of processing Personal Information, such Party is: (a) acting as a “controller” (as defined under applicable Law) of such information, and (b) shall comply with all applicable Law (inclusive of data privacy and protection laws) applicable to a controller, which shall include employing and maintaining appropriate Security (as defined below) to protect such information. “Security” means technological, physical and administrative controls, including policies, procedures, organizational structures, hardware and software functions, as well as physical security measures, the purpose of which is, in whole or part, to ensure the confidentiality, integrity or availability of Personal Information. If, and only to the extent, a Party or its Affiliate is deemed as “processor” (as defined under applicable Law) of the other Party’s Personal Information, such processing Party shall:

(i) process the Personal Information only on documented instructions from the controller and in accordance with applicable Law, including with regard to transfers of Personal Information to a third country or an international organization, unless required to do so by Law to which the processor is subject; in such a case, the processor shall inform the controller of that legal requirement before processing, unless that law prohibits such information on important grounds of public interest;

(ii) ensure that persons authorized to process the Personal Information have committed themselves to confidentiality or are under an appropriate statutory obligation of confidentiality;

(iii) without limiting obligation elsewhere under the Agreement, ensure that Security is implemented, maintained and enforced to protect Personal Information from a breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to, Personal Information transmitted, stored or otherwise processed (“Privacy Incident”);

(iv) promptly notify (but in no event later than [***]) controller after discovering or becoming aware of a Privacy Incident;

(v) ensure that its processing activities under the Agreement are not subcontracted to another processor without the prior written consent of controller;

(vi) taking into account the nature of the processing, reasonably assist the controller by implementing appropriate technical and organizational measures, insofar as this is possible, for the fulfilment of the controller’s obligation to respond to subject access requests exercised under applicable Law;

(vii) cooperate with controller’s requests for information reasonably necessary to: (a) demonstrate processor’s compliance with the requirements set forth in this Agreement, (b) support controller’s cooperation or consultations with, or responses to any inquiries, requests, or demands (including, but not limited to any subpoena or other discovery requests, or court order) of, any governmental authorities including without limitation a national data protection authority, and (c) support controller in conducting a privacy impact assessment of the processing activities subject to this Agreement;

(viii) allow for and contribute to audits, including inspections, conducted by the controller or another auditor mandated by the controller, provided that such audits are not conducted more than once per [***] period; and

(ix) upon controller’s written request, either delete or return all Personal Information to the controller after the end of the provision of activities relating to processing, and delete existing copies unless the processor is required to retain such information in accordance with applicable Law (in which case processor shall continue to protect such information consistent with the terms of this Agreement).

Section 8.5 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 8, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF PATENT CLAIMS. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY EITHER PARTY THAT EITHER PARTY WILL BE SUCCESSFUL IN CONDUCTING THE COLLABORATION ACTIVITIES, OBTAINING ANY RESULTS OR PATENT RIGHTS, OR THAT ANY PATENT RIGHTS WILL ISSUE BASED ON A PENDING APPLICATION. WITHOUT LIMITING THE RESPECTIVE RIGHTS AND OBLIGATIONS OF THE PARTIES EXPRESSLY SET FORTH HEREIN, EACH PARTY SPECIFICALLY DISCLAIMS ANY GUARANTEE THAT THE COLLABORATION ACTIVITIES OR ANY COLLABORATION DERIVED PRODUCTS WILL BE SUCCESSFUL, IN WHOLE OR IN PART.

Section 8.6 Information Security. RBNC agrees to comply with the Information Security Requirements Schedule attached as Exhibit B.

ARTICLE 9 INDEMNIFICATION

Section 9.1 Indemnity.

9.1.1 By Amgen. Amgen agrees to defend RBNC, its Affiliates, and each of their respective directors, officers, employees and agents (the “RBNC Indemnified Parties”), at Amgen’s cost and expense, and will indemnify and hold RBNC and the other RBNC Indemnified Parties harmless from and against any claims, losses, costs, damages, fees or expenses (including reasonable legal fees and expenses) (collectively, “Losses”) to the extent resulting from any claims, actions, suits or proceedings brought by a Third Party (including product liability claims) (a “Third Party Claim”) arising out of (a) the negligence or willful misconduct of Amgen or its Affiliates in connection with its activities under this Agreement; (b) the breach of this Agreement or the representations, warranties and covenants made hereunder by Amgen; (c) the breach by Amgen or its Affiliates of any agreement or arrangement with a subcontractor performing its obligations under this Agreement pursuant to Section 3.5; and (d) [***]; except, in each case, to the extent such Losses result from clause (a), (b), (c) or (d) of Section 9.1.2.

9.1.2 By RBNC. RBNC agrees to defend Amgen, its Affiliates and their respective directors, officers, employees and agents (the “Amgen Indemnified Parties”), at RBNC’s cost and expense, and will indemnify and hold Amgen and the other Amgen Indemnified Parties harmless from and against any Losses to the extent resulting from any Third Party Claims arising out of (a) the negligence or willful misconduct of RBNC or its Affiliates in connection with its activities under this Agreement; (b) the breach of this Agreement or the representations, warranties and covenants made hereunder by RBNC; (c) the breach by RBNC or its Affiliates of any agreement or arrangement with a subcontractor performing its obligations under this Agreement pursuant to Section 3.5; and (d) [***]; except, in each case, to the extent such Losses result from clause (a), (b), (c) or (d) of Section 9.1.1.

9.1.3 Procedure. The foregoing indemnity obligations shall be conditioned upon (a) the indemnified Party (“Indemnitee”) promptly notifying the indemnifying Party (“Indemnitor”) in writing of the assertion or the commencement of the relevant Third Party Claim, provided, however, that any failure or delay to notify shall not excuse any obligation of the Indemnitor, except to the extent the Indemnitor is actually prejudiced thereby, (b) the Indemnitee granting the Indemnitor sole management and control, at the Indemnitor’s sole expense, of the defense of such Third Party Claim and its settlement, provided, however, that the Indemnitor shall not settle any such Third Party Claim without the prior written consent of the Indemnitee if such settlement does not include a complete release from liability or if such settlement would involve the Indemnitee undertaking an obligation (including the payment of money by the Indemnitee), would bind or impair the Indemnitee, or includes any admission of wrongdoing by the Indemnitee or that any intellectual property or proprietary right of Indemnitee or this Agreement is invalid, narrowed in scope or unenforceable, and (c) the Indemnitee reasonably cooperating with the Indemnitor, at the Indemnitor’s expense. The Indemnitee shall have the right, at its own expense, to be present in person or through counsel at all legal proceedings giving rise to the right of indemnification. Notwithstanding the foregoing, the Indemnitee will have the right to employ separate counsel at the Indemnitee’s expense and to control its own defense of the applicable Third Party Claim only if: (i) there are or may be legal defenses available to the Indemnitee that are different from or additional to those available to the Indemnitor or (ii) in the reasonable opinion of counsel to the Indemnitee, a conflict or potential conflict exists between the Indemnitee and the Indemnitor that would make such separate representation advisable. The Indemnitee shall not settle or compromise such Third Party claim without the prior written consent of the Indemnitor, such consent not to be unreasonably withheld, conditioned or delayed.

ARTICLE 10 LIMITATIONS OF LIABILITY

Section 10.1 LIMITATION OF DAMAGES. EXCEPT WITH RESPECT TO INDEMNIFICATION OBLIGATIONS OF A PARTY UNDER ARTICLE 9 WITH RESPECT TO ANY DAMAGES REQUIRED TO BE PAID TO A THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM, IN NO EVENT SHALL A PARTY BE LIABLE HEREUNDER TO THE OTHER PARTY FOR ANY PUNITIVE, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST REVENUE, LOST PROFITS, OR LOST SAVINGS) HOWEVER CAUSED AND UNDER ANY THEORY, EVEN IF IT HAS NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT WITH RESPECT TO INDEMNIFICATION OBLIGATIONS OF A PARTY UNDER ARTICLE 9 WITH RESPECT TO ANY DAMAGES REQUIRED TO BE PAID TO A THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM, IN NO EVENT WILL EITHER PARTY’S TOTAL AGGREGATE LIABILITY FOR CLAIMS OR CAUSES OF ACTION ARISING FROM THIS AGREEMENT EXCEED [***] TIMES THE TOTAL OF ALL AMOUNTS PAYABLE UNDER THIS AGREEMENT IN THE [***] PERIOD IMMEDIATELY PRECEDING THE ACTIVITY OR INACTIVITY THAT GIVES RISE TO THE CLAIM OR CAUSE OF ACTION. THE LIMITATIONS SET FORTH IN THIS SECTION 10.1 SHALL NOT APPLY WITH RESPECT TO ANY BREACH OF ARTICLE 11.

Section 10.2 Insurance. Each of the Parties will, at their own respective expense procure and maintain during the Term and for [***] years thereafter, insurance policies adequate to cover their obligations hereunder and consistent with the normal business practices of prudent biopharmaceutical companies of similar size and scope (or reasonable self-insurance sufficient to provide materially the same level and type of protection), and will upon request provide the other Party with a certificate of insurance in that regard, along with any amendments and revisions thereto. Such insurance will not create a limit to either Party’s liability hereunder.

ARTICLE 11 CONFIDENTIALITY

Section 11.1 Confidential Information.

11.1.1 Confidential Information. Each Party (the “Receiving Party”) may receive during the course and conduct of activities under this Agreement, certain information of the other Party (the “Disclosing Party”) as furnished to the Receiving Party by or on behalf of the Disclosing Party. The term “Confidential Information” means all ideas, information and materials of any kind, whether in written, oral, graphical, machine-readable or other form, whether or not marked as confidential or proprietary, which are transferred, disclosed or made available to Receiving Party by Disclosing Party or at the request of Receiving Party under this Agreement, including any of the foregoing of Affiliates or Third Parties.

11.1.2 Restrictions. During the Term and for [***] years thereafter, Receiving Party will keep all Disclosing Party’s Confidential Information in confidence with the same degree of care with which Receiving Party holds its own confidential information (but in no event less than a commercially reasonable degree of care), and will not disclose Disclosing Party’s Confidential Information to a Third Party without Disclosing Party’s prior written consent except as expressly permitted by the terms of this Agreement. Receiving Party will not use Disclosing Party’s Confidential Information except in connection with the performance of its obligations and exercise of its rights under this Agreement. Receiving Party has the right to disclose Disclosing Party’s Confidential Information without Disclosing Party’s prior written consent to Receiving Party’s Affiliates and its and their directors, officers, employees, subcontractors, consultants or agents who have a need to know such Confidential Information in order to perform its obligations and exercise its rights under this Agreement and who are bound in writing, prior to disclosure, by restrictions on use and disclosure consistent with this Section 11.1.2. Receiving Party will use diligent efforts to cause those entities and persons to comply with the restrictions on use and disclosure in this Section 11.1.2. Receiving Party assumes responsibility for any breach of this ARTICLE 11 by any entities and persons receiving Disclosing Party’s Confidential Information from or on behalf of Receiving Party.

11.1.3 Exceptions. Receiving Party’s obligation of nondisclosure and the limitations upon the right to use the Disclosing Party’s Confidential Information will not apply to the extent that Receiving Party can demonstrate that the Disclosing Party’s Confidential Information: (a) was known to Receiving Party or any of its Affiliates prior to the time of disclosure by Disclosing Party hereunder; (b) is or becomes public knowledge through no fault or omission of Receiving Party or any of its Affiliates; (c) is obtained by Receiving Party or any of its Affiliates from a Third Party not known by the Receiving Party to be under an obligation of confidentiality to Disclosing Party; (d) has been independently discovered or developed by employees, subcontractors, consultants or agents of Receiving Party or any of its Affiliates without the reference to or use of Disclosing Party’s Confidential Information, as evidenced by contemporaneous written records; or (e) was released from the restrictions set forth in this Agreement by express prior written consent of the Disclosing Party.

11.1.4 Permitted Disclosures. In addition to each Party’s disclosure rights under Section 11.3, Receiving Party may disclose Disclosing Party’s Confidential Information to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

(a) in order to comply with applicable Law (including any securities law or regulation or the like) or with a legal or administrative proceeding;

(b) to disclose such Confidential Information, including Results, in connection with prosecuting and defending litigation, Marketing Approvals and other Regulatory Filings and communications, and filing, prosecuting and enforcing Patent Rights in connection with Receiving Party’s rights and obligations pursuant to this Agreement;

(c) to disclose such Confidential Information, including Results, in connection with exercising its rights hereunder, to its Affiliates, and to bona fide existing, potential and/or future collaborators (including Sublicensees), permitted acquirers or assignees; and

(d) to disclose the existence and terms of this Agreement in connection with financing activities to bona fide existing, potential and/or future investors, lenders and investment bankers;

provided, however, that (1) with respect to each of Sections 11.1.4(a) and 11.1.4(b), where reasonably possible, Receiving Party will notify Disclosing Party of Receiving Party’s intent to make any disclosure pursuant thereto sufficiently prior to making such disclosure so as to allow Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed and reasonably cooperate with the Disclosing Party in such action; and (2) with respect to Sections 11.1.4(c) and 11.1.4(d), each of those named people and entities are bound in writing, prior to disclosure, by restrictions on use and disclosure consistent with Section 11.1.2 (other than investment bankers, investors and lenders, which must be bound prior to disclosure by commercially reasonable and customary obligations of confidentiality).

Section 11.2 Terms of this Agreement; Publicity.

11.2.1 Restrictions. The Parties agree that the existence of and the terms of this Agreement will be treated as Confidential Information of both Parties, and thus a summary of the terms of this Agreement may be disclosed only as permitted by Section 11.1.4. Except as required by Law or as may be agreed upon by the Parties, and subject to the first sentence of Section 11.2.2, each Party agrees not to issue any press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party, and the content of any such press release or public statement shall be reviewed by each Party in accordance with Section 11.2.2 and shall be subject to each Party’s prior written approval.

11.2.2 Review. The Parties have agreed to issue a press release announcing the Transaction and this Agreement on a date, and in a form to be mutually agreed upon by the Parties. In the event either Party (the “Issuing Party”) desires to issue a subsequent press release or other public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof, the Issuing Party will provide the other Party (the “Reviewing Party”) with a copy of the proposed press release or public statement (the “Release”). The Issuing Party will specify with each such Release, taking into account the urgency of the matter being disclosed, a reasonable period of time within which the Reviewing Party may provide any comments on such Release (but in any event within [***] business days). If the Reviewing Party provides any comments, the Parties will consult on such Release and work in good faith to prepare a mutually acceptable Release. Either Party may subsequently publicly disclose any information previously contained in any Release, provided that circumstances have not changed such that such previous disclosure is rendered inaccurate or misleading.

Section 11.3 Publication. Notwithstanding anything contained in this Agreement to the contrary, RBNC, in its sole discretion, may make disclosures relating to the Exploitation of any Collaboration Derived Product, including the results of research and any clinical trial conducted by or on behalf of RBNC or any health or safety matter related to any Collaboration Derived Product. Subject to the foregoing and the rest of this Section 11.3, the Party discovering or inventing Collaboration IP and/or Results will have the right to publish and make scientific presentations of such Collaboration IP or Results (the “Publishing Party”). Where the Publishing Party is [***] contained in the proposed publication, it will endeavor to [***]. When the Publishing Party seeks to publish or present [***], it shall discuss with [***]. Each Party has the right to address good faith scientific concerns in any proposed publication or presentation, whether such publication is made jointly or by a sole Party. The Publishing Party will deliver to the Non-Publishing Party a copy of any proposed written publication or outline of presentation (or, where appropriate, a draft of such publication or a description of such presentation) to be made by the Publishing Party [***] of submission for publication or presentation, with [***]for the Non-Publishing Party to exercise its rights under this Section 11.3. The Non-Publishing Party will have the right to:[***], (b) submit patent applications protecting any Collaboration IP controlled by such Non-Publishing Party in accordance with Section 7.1.4, and the Publishing Party shall use reasonable efforts to postpone the publication or presentation upon request of the Non-Publishing Party to allow for such patent application submission; and (c) prohibit disclosure of any of its Confidential Information in any such proposed publication or presentation. If there is any dispute between the Parties with regard to a proposed publication, presentation or other communication regarding this Agreement, such dispute shall be referred to the JRC for resolution. Each Party agrees that it will not unreasonably withhold, condition or delay its consent to requests for (i) extensions of the above timelines in the event that material late-breaking data becomes available or (ii) shortening of the above timelines if the requesting Party has a good faith belief that circumstances warrant such acceleration. Publications shall be developed in accordance with the Publishing Party’s publications policies and processes. In addition, the Parties acknowledge and agree that all publications and presentations pursuant to this Section 11.3 shall comply with the International Committee of Medical Journal Editors (ICMJE) Recommendations for the Conduct, Reporting, Editing, and Publication of Scholarly Work in Medical Journals. Consistent with those guidelines, authorship will be based upon substantial contribution to the design, analysis, interpretation of data, drafting and/or critically revising any publication(s) derived from this Agreement, and authors must engage in the drafting of the publication or revise it critically for important intellectual content. Each Party agrees to maintain evidence of its compliance with the ICMJE guidelines for authorship, and that it will provide such evidence to the other Party upon request. Each Party shall also acknowledge the other Party’s contributions in any publications or presentations in accordance with good scientific practice.

Section 11.4 Relationship to the Confidentiality Agreement. This Agreement supersedes the Confidential Disclosure Agreement; provided, however, that all “Confidential Information” disclosed or received by the Parties thereunder will be deemed either “Confidential Information” hereunder and will be subject to the terms and conditions of this Agreement or treated as “Confidential Information” under either of the Exclusive License Agreements and subject to the terms and conditions of such agreements, as applicable in light of the subject matter of such disclosure; provided that if such information relates to both this Agreement and either of the Exclusive License Agreements, or does not relate specifically to any such agreement, then such information will be deemed “Confidential Information” hereunder and subject to the terms and conditions of this Agreement.

Section 11.5 Attorney-Client Privilege. Neither Party is waiving, nor will be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges recognized under the applicable Law of any jurisdiction as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties may become joint defendants in proceedings to which the information covered by such protections and privileges relates and may determine that they share a common legal interest in disclosure between them that is subject to such privileges and protections, and in such event, may enter into a joint defense agreement setting forth, among other things, the foregoing principles but are not obligated to do so.

ARTICLE 12 TERM & TERMINATION

Section 12.1 Term. Except for the terms and conditions of Article 8 (Representations, Warranties and Covenants), Article 9 (Indemnification), Article 11 (Confidentiality), Article 13 (Miscellaneous), Section 2.8 (Filings, Consents and Approvals), and Section 10.1 (Limitation of Damages), which shall become effective on the Execution Date, this Agreement shall become effective on the Closing Date (such date, the “Effective Date”); provided, however, in the event that the Effective Date does not occur within [***] days of the Execution Date, either Party will have the right to terminate this Agreement in its entirety immediately upon notice to the other Party; provided, further, such notice of termination is delivered to the other Party before the date on which the Parties obtain all necessary antitrust or competition law clearances, consents and approvals for the closing of this Agreement. The term of this Agreement shall commence on the Effective Date, and unless terminated earlier as provided in this Article 12 or as otherwise agreed by the Parties, shall continue for a period of five (5) years (such term, the “Term”).

Section 12.2 Termination by RBNC.

12.2.1 Amgen Breach. RBNC will have the right to terminate this Agreement in the event of any material breach by Amgen (including Amgen’s material and repeated failure to perform the Collaboration Activities) of any terms and conditions of this Agreement; provided, however, that such termination will not be effective if such breach has been cured within ninety (90) days after written notice thereof is given by RBNC to Amgen specifying the nature of the alleged breach; provided further, however, that to the extent such material breach involves Amgen’s material and repeated failure to perform the Collaboration Activities, such breach must be cured within [***] days after written notice thereof is given by RBNC to Amgen. Notwithstanding the foregoing in this Section 12.2.1, in the event of a good faith dispute as to whether performance has been made by either Party pursuant to this Agreement, the foregoing cure period with respect thereto will be tolled pending final resolution of such dispute in accordance with the terms of this Agreement; provided, however, if such dispute relates to payment, such tolling of the cure period will only apply with respect to payment of the disputed amounts, and not with respect to any undisputed amount.

12.2.2 Amgen Bankruptcy. RBNC may terminate this Agreement if, at any time, Amgen files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for the appointment of a receiver or trustee of Amgen or of its assets, or if Amgen is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within sixty (60) days after the filing thereof, or if Amgen makes an assignment for the benefit of its creditors.

Section 12.3 Termination by Amgen.

12.3.1 RBNC Breach. Amgen will have the right to terminate this Agreement in the event of any material breach by RBNC of any terms and conditions of this Agreement; provided, however, that such termination will not be effective if such breach has been cured within ninety (90) days after written notice thereof is given by Amgen to RBNC specifying the nature of the alleged breach; provided further, however, that to the extent such material breach involves the material undisputed failure to make a payment when due, such breach must be cured within [***] days after written notice thereof is given by Amgen to RBNC. Notwithstanding the foregoing in this Section 12.3.1, in the event of a good faith dispute as to whether performance has been made by either Party pursuant to this Agreement, including any good faith dispute as to any payment due under this Agreement, the foregoing cure period with respect thereto will be tolled pending final resolution of such dispute in accordance with the terms of this Agreement; provided, however, if such dispute relates to payment, such tolling of the cure period will only apply with respect to payment of the disputed amounts, and not with respect to any undisputed amount.

12.3.2 RBNC Bankruptcy. Amgen may terminate this Agreement if, at any time, RBNC files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for the appointment of a receiver or trustee of RBNC or of its assets, or if RBNC is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within sixty (60) days after the filing thereof, or if RBNC makes an assignment for the benefit of its creditors.

Section 12.4 Termination for Failure to Agree on Fee Structure. If the Parties are unable to agree on a compensation structure for Amgen’s [***] of the Collaboration Activities during years 4 and 5 of this Agreement at least [***] prior to the third (3rd) anniversary of the Effective Date, unless otherwise agreed to by the Parties in writing, this Agreement will terminate automatically upon the third (3rd) anniversary of the Effective Date.

Section 12.5 Termination of a Project for Futility. If the JRC unanimously determines that the research and development activities set forth under any Project are futile and cannot be addressed by amending such Project, then the Parties shall terminate such affected Project hereunder.

Section 12.6 Effects of Termination. Upon termination or expiration of this Agreement under this Article 12:

12.6.1 Termination of Licenses.

(a) In the event such termination of this Agreement is by Amgen pursuant to (i) Section 12.3.1 as a result of RBNC’s breach of its obligations or restrictions under Section 4.3 or (ii) Section 12.3.2, all licenses and sublicenses granted by Amgen under Section 4.1.1 and 4.1.3, as of the effective date of such termination, shall terminate automatically unless otherwise agreed by the Parties in writing.

(b) In the event such termination of this Agreement is by Amgen pursuant to Section 12.3.1 as a result of RBNC’s material breach of this Agreement that is not a breach of RBNC’s obligations or restrictions under Section 4.3, the “RBNC Exclusivity Period” shall be deemed to expire at the end of the Term and the license granted in Section 4.1.1 shall thereafter be non-exclusive in all uses.

(c) In the event such termination of this Agreement is by RBNC pursuant to (i) Section 12.2.1 as a result of Amgen’s breach of its obligations or restrictions under Section 4.3 or (ii) Section 12.2.2, all licenses and sublicenses granted by RBNC under Section 4.1.2 and Section 4.1.3, as of the effective date of such termination, shall terminate automatically unless otherwise agreed by the Parties in writing.

(d) In the event such termination of this Agreement is by RBNC pursuant to Section 12.2.1 as a result of Amgen’s material breach of this Agreement that is not a breach of Amgen’s obligations or restrictions under Section 4.3, the “Amgen Exclusivity Period” shall be deemed to expire at the end of the Term and the license granted in Section 4.1.2 shall thereafter be non-exclusive in all uses.

12.6.2 Destruction of Confidential Information. Upon termination or expiration of this Agreement, both Parties shall either destroy or return to each other all Confidential Information that has been provided by each Party to the other (except for one copy which may be retained for archival purposes) and any other property of the other Party provided to the other Party under this Agreement, provided each Party may retain such Confidential Information to the extent necessary to practice the rights licensed to it under Section 4.1, which shall continue to be subject to the terms of Article 11 for the period set forth in Section 11.1.2.

12.6.3 Prior Payments. Each Party shall pay all undisputed amounts then due and owing to the other Party as of the termination date.

Section 12.7 Survival. In addition to the effects set forth in Section 12.6 and the provisions that are expressly stated to survive termination, the following provisions will survive termination or expiration of this Agreement: Section 2.7 (for the period of time specified therein), Section 3.6 (solely with respect to the disclaimer), Sections 4.1-4.4 (subject to the provisions of Section 12.6), Section 5.1, Section 5.2 (for the period of time specified therein), Sections 5.3-5.5 (except for termination by RBNC for Amgen’s material breach under Section 12.2.1, and only for the period of time specified in Sections 5.3-5.5), Sections 6.1-6.6 (solely to the extent payments accrued but remain unpaid as of the effective date of termination or expiration), Section 8.5, Section 12.6, Section 12.7, Article 1, Article 7, Article 9, Article 10, Article 11 (with respect to a Party’s confidentiality obligations, for the period of time specified in Section 11.1.2), and Article 13. Termination or expiration of this Agreement are neither Party’s exclusive remedy and will not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation. All other rights and obligations will terminate upon termination or expiration of this Agreement.

ARTICLE 13 MISCELLANEOUS

Section 13.1 Entire Agreement; Amendment. This Agreement and all Exhibits attached to this Agreement constitute the entire agreement between the Parties as to the subject matter hereof. All prior and contemporaneous negotiations, representations, warranties, agreements, statements, promises and understandings with respect to the subject matter of this Agreement are hereby superseded and merged into, extinguished by and completely expressed by this Agreement. None of the Parties shall be bound by or charged with any written or oral agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement. No amendment, supplement or other modification to any provision of this Agreement shall be binding unless in writing and signed by all Parties.

Section 13.2 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code to the extent permitted thereunder. The Parties shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code. Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

Section 13.3 Independent Contractors. The relationship between RBNC and Amgen created by this Agreement is solely that of independent contractors. This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever. Each Party shall use its own discretion and shall have complete and authoritative control over its employees and the details of performing its obligations under this Agreement.

Section 13.4 Governing Law; Jurisdiction. This Agreement and its effect are subject to and shall be construed and enforced in accordance with the law of the State of New York, without regard to its conflicts of laws, except as to (a) any issue which depends upon access or usage rights, obligations or restrictions with respect to the databases used in the performance of the Collaboration Activities, which issue shall be determined in accordance with the laws specified in the agreements giving rise to Amgen (or its Affiliate’s) right to use such databases, and (b) any issue which depends upon the validity, scope or enforceability of any Patent Right, which issue shall be determined in accordance with the laws of the country in which such patent was issued. Each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York for any matter arising out of or relating to this Agreement and the transactions contemplated hereby, and agrees not to commence any litigation relating thereto except in such courts. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any matter arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such matter brought in any such court has been brought in an inconvenient forum. The Parties agree that a final judgment in any such matter shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law. Any proceeding brought by either Party under this Agreement shall be exclusively conducted in the English language.

Section 13.5 Notice. All notices or communication required or permitted to be given by either Party hereunder shall be deemed sufficiently given if mailed by registered mail or certified mail, return receipt requested, or sent by overnight courier, such as Federal Express, to the other Party at its respective address set forth below or to such other address as one Party shall give notice of to the other from time to time hereunder. Mailed notices shall be deemed to be received on the third (3rd) business day following the date of mailing. Notices sent by overnight courier shall be deemed received the following business day.

If to RBNC:

RBNC Therapeutics, Inc.

65 Grove Street

Watertown, Massachusetts 02472

Attn: Chief Legal Officer

With a copy to:

Latham & Watkins LLP

140 Scott Dr.

Menlo Park, CA 94025

Attn: [***]

Email: [***]

If to Amgen:

Amgen Inc.

One Amgen Center Drive

Thousand Oaks, CA 91320

Attn: Corporate Secretary

Section 13.6 Compliance With Law; Severability. Nothing in this Agreement shall be construed to require the commission of any act contrary to Law. If any one or more provisions of this Agreement is held to be invalid, illegal or unenforceable, the affected provisions of this Agreement shall be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

Section 13.7 Non-Use of Names. Amgen shall not use the name, trademark, logo, or physical likeness of RBNC or any of its officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without RBNC’s prior written consent. Amgen shall require its Affiliates to comply with the foregoing. RBNC shall not use the name, trademark, logo, or physical likeness of Amgen or any of its officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without Amgen’s prior written consent. RBNC shall require its Affiliates to comply with the foregoing.

Section 13.8 Successors and Assigns. Neither this Agreement nor any of the rights or obligations created herein may be assigned by either Party, in whole or in part, without the prior written consent of the other Party, not to be unreasonably withheld or delayed except that either Party shall be free to assign this Agreement (a) to an Affiliate of such Party (for so long as such Affiliate remains an Affiliate) provided that such Party shall remain liable and responsible to the other Party for the performance and observance of all such duties and obligations by such Affiliate, or (b) in connection with any merger, consolidation or sale of such Party or sale of all or substantially all of the assets of the Party that relate to this Agreement (a “Sale Transaction”), in each case without the prior consent of the non-assigning Party. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the Parties hereto. Any assignment of this Agreement in contravention of this Section 13.8 (Successors and Assigns) shall be null and void.

Section 13.9 Sale Transaction or Amgen Acquisition. In the event of (x) a Sale Transaction, or (y) the acquisition by Amgen of all or substantially all of the business of a Third Party (together with any entities that were Affiliates of such Third Party immediately prior to such acquisition, an “Amgen Acquiree”), whether by merger, sale of stock, sale of assets or otherwise (an “Amgen Acquisition”), intellectual property rights of the acquiring party in a Sale Transaction, if other than one of the Parties to this Agreement (together with any entities that were affiliates of such Third Party immediately prior to such Sale Transaction, a “Third Party Acquirer”), or the Amgen Acquiree, as applicable, shall not be included in the technology licensed hereunder or otherwise subject to this Agreement.

Section 13.10 Waivers. A Party’s consent to or waiver, express or implied, of any other Party’s breach of its obligations hereunder shall not be deemed to be or construed as a consent to or waiver of any other breach of the same or any other obligations of such breaching Party. A Party’s failure to complain of any act, or failure to act, by the other Party, to declare the other Party in default, to insist upon the strict performance of any obligation or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof, no matter how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder, of any such breach, or of any other obligation or condition. A Party’s consent in any one instance shall not limit or waive the necessity to obtain such Party’s consent in any future instance and in any event no consent or waiver shall be effective for any purpose hereunder unless such consent or waiver is in writing and signed by the Party granting such consent or waiver.

Section 13.11 No Third Party Beneficiaries. Except as expressly provided with respect to Amgen Indemnified Parties and RBNC Indemnified Parties in Article 9 (Indemnification), nothing in this Agreement shall be construed as giving any Person, other than the Parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

Section 13.12 Performance by Affiliates. RBNC shall have the right to exercise its rights and perform its obligations under this Agreement either itself or through any of its Affiliates.

Section 13.13 Headings; Exhibits. Article and Section headings used herein are for convenient reference only, and are not a part of this Agreement. All Exhibits are incorporated herein by this reference.

Section 13.14 Interpretation. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The term “including” as used herein shall mean including, without limiting the generality of any description preceding such term. The term “will” as used herein means shall. All references to a “business day” or “business days” in this Agreement means any day other than a day which is a Saturday, a Sunday or any day banks are authorized or required to be closed in the United States. The language in all parts of this Agreement shall be deemed to be the language mutually chosen by the Parties. The Parties and their counsel have cooperated in the drafting and preparation of this Agreement, and this Agreement therefore shall not be construed against any Party by virtue of its role as the drafter thereof.

Section 13.15 Equitable Relief. Each Party acknowledges that a breach by it of the provisions of this Agreement may not reasonably or adequately be compensated in damages in an action at law and that such a breach may cause the other Party irreparable injury and damage. By reason thereof, each Party agrees that the other Party is entitled to seek, in addition to any other remedies it may have under this Agreement or otherwise, preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement by the other Party and is otherwise entitled to specific performance of the terms hereof; provided, however, that no specification in this Agreement of a specific legal or equitable remedy will be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies in the event of such a breach.

Section 13.16 Force Majeure. Neither Party shall be held liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including fire, floods, embargoes, power shortage or failure, acts of war (whether war be declared or not), insurrections, riots, terrorism, civil commotions, strikes, a pandemic (including COVID19 related interruptions), lockouts or other labor disturbances, acts of God, or any acts, omissions, or delays in acting by any governmental authority or the other Party; provided, however, that the affected Party promptly notifies the other Party in writing (and continues to provide monthly status updates to the other Party for the duration of the effect); and provided further, however, that the affected Party shall use its commercially reasonable efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and shall continue performance with reasonable dispatch whenever such causes are removed.

Section 13.17 Further Assurances. Each Party shall execute, acknowledge, and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

Section 13.18 Counterparts. This Agreement may be executed in counterparts by a single Party, each of which when taken together shall constitute one and the same agreement, and may be executed through the use of facsimiles or .pdf or other electronically transmitted documents.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date.

AMGEN INC.

By:	/s/ Robert A. Bradway
Name: Robert A. Bradway
Title: Chairman of the Board, CEO & President

RBNC THERAPEUTICS, INC.

By:	/s/ Paul Berns
Name: Paul Berns
Title: Chief Executive Officer

[Signature Page to Research Collaboration and License Agreement]

EXHIBITS AND SCHEDULES

EXHIBIT A – PROJECT CRITERIA

EXHIBIT B – INFORMATION SECURITY

Exhibit A

Project Criteria

[***]

Exhibit B

Information Security Schedule

[***]